Exhibit 99.2

Index to consolidated financial statements

Consolidated financial statements as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014 and December 31, 2013, for the period July 12, 2012 (inception) to December 31, 2012 and the period January 1, 2012 to September 28, 2012

Reports of independent registered public accounting firms	F-2

Consolidated balance sheets at December 31, 2014 and December 31, 2013	F-5

Consolidated statements of operations for the years ended December 31, 2014 and December  31, 2013 (successor), and for the periods July 12, 2012 (inception) to December 31, 2012 (successor), and January 1, 2012 to September 28, 2012 (predecessor)

F-6

Consolidated statements of comprehensive (loss) income for the years ended December  31, 2014 and December 31, 2013 (successor), and for the periods July 12, 2012 (inception) to December 31, 2012 (successor), and January 1, 2012 to September 28, 2012 (predecessor)

F-7

Consolidated statements of stockholders’ equity for the years ended December  31, 2014 and December 31, 2013 (successor), and for the periods July 12, 2012 (inception) to December 31, 2012 (successor), and January 1, 2012 to September 28, 2012 (predecessor)

F-8

Consolidated statements of cash flows for the years ended December 31, 2014 and December  31, 2013 (successor), and for the periods July 12, 2012 (inception) to December 31, 2012 (successor), and January 1, 2012 to September 28, 2012 (predecessor)

F-9

Notes to consolidated financial statements	F-10

Report of independent registered public accounting firm

The Board of Directors and Stockholders of

Par Pharmaceutical Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Par Pharmaceutical Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Par Pharmaceutical Holdings, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 12, 2015

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of

Par Pharmaceutical Holdings, Inc.

We have audited the accompanying consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows of Par Pharmaceutical Holdings, Inc. and subsidiaries (the “Company”) for the period July 12, 2012 (Date of Inception) through December 31, 2012 (Successor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period July 12, 2012 (Date of Inception) through December 31, 2012 (Successor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in the notes to the consolidated financial statements, Par Pharmaceutical Companies, Inc. was acquired at the close of business on September 28, 2012 through a merger transaction with Sky Growth Acquisition Corporation, a wholly-owned subsidiary of Par Pharmaceutical Holdings, Inc. The acquisition was accomplished through a reverse subsidiary merger of Sky Growth Acquisition Corporation with and into the Company, with the Company being the surviving entity. The transaction was accounted for as a business combination and the basis of assets and liabilities were adjusted to their estimated fair values.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 12, 2015

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of

Par Pharmaceutical Holdings, Inc.

We have audited the accompanying consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows of Par Pharmaceutical Companies, Inc. and subsidiaries (the “Company”) for the period January 1, 2012 through September 28, 2012 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period January 1, 2012 through September 28, 2012 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in the notes to the consolidated financial statements, Par Pharmaceutical Companies, Inc. was acquired at the close of business on September 28, 2012 through a merger transaction with Sky Growth Acquisition Corporation, a wholly-owned subsidiary of Par Pharmaceutical Holdings, Inc. The acquisition was accomplished through a reverse subsidiary merger of Sky Growth Acquisition Corporation with and into the Company, with the Company being the surviving entity. The transaction was accounted for as a business combination and the basis of assets and liabilities were adjusted to their estimated fair values.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 20, 2013

Par Pharmaceutical Holdings, Inc.

Consolidated balance sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$244,440	$130,080
Available for sale marketable debt securities	—	3,541
Accounts receivable, net	158,732	143,279
Inventories	154,687	117,307
Prepaid expenses and other current assets	28,255	15,438
Deferred income tax assets	66,936	55,932

Total current assets	653,050	465,577
Property, plant and equipment, net	217,314	127,276
Intangible assets, net	1,040,753	1,092,648
Goodwill	1,012,108	855,726
Other assets	83,909	96,342

Total assets	$3,007,134	$2,637,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,503	$21,462
Accounts payable	79,987	31,181
Payables due to distribution agreement partners	53,213	79,117
Accrued salaries and employee benefits	32,246	20,700
Accrued government pricing liabilities	42,647	35,829
Accrued legal settlements	—	41,367
Accrued interest payable	7,529	7,629
Accrued expenses and other current liabilities	47,679	21,686

Total current liabilities	277,804	258,971
Long-term liabilities	17,004	20,322
Non-current deferred tax liabilities	242,177	288,783
Long-term debt, less current portion	1,904,069	1,516,057
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value per share, 900,000,000 shares authorized in 2014 and 2013; 784,335,270 and 703,791,017 issued and outstanding in 2014 and 2013, respectively	784	704
Additional paid-in capital	835,880	714,509
Accumulated deficit	(266,094)	(160,577)
Accumulated other comprehensive loss	(3,648)	(799)
Treasury stock	(842)	(401)

Total stockholders’ equity	566,080	553,436

Total liabilities and stockholders’ equity	$3,007,134	$2,637,569

The accompanying notes are an integral part of these consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Consolidated statements of operations

(In thousands)

	For the year	For the year
	ended	ended	For the period
			July 12, 2012 to	January 1, 2012 to
	December 31,	December 31,	December 31,	September 28,
	2014	2013	2012	2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues:
Net product sales	$1,278,106	$1,062,453	$237,338	$780,797
Other product related revenues	30,515	35,014	8,801	23,071

Total revenues	1,308,621	1,097,467	246,139	803,868
Cost of goods sold, excluding amortization expense	643,851	595,166	157,893	431,174
Amortization expense	185,655	184,258	42,801	30,344

Total cost of goods sold	829,506	779,424	200,694	461,518

Gross margin	479,115	318,043	45,445	342,350
Operating expenses:
Research and development	119,095	100,763	19,383	66,606
Selling, general and administrative	181,136	155,164	73,760	165,604
Intangible asset impairment	146,934	100,093	—	5,700
Settlements and loss contingencies, net	90,107	25,650	10,059	45,000
Restructuring costs	5,413	1,816	241	—

Total operating expenses	542,685	383,486	103,443	282,910

Loss on sale of product rights	(3,042)	—	—	—

Operating (loss) income	(66,612)	(65,443)	(57,998)	59,440
Gain on marketable securities and other investments, net	—	1,122	—	—
Gain on bargain purchase	—	—	5,500	—
Interest income	18	87	50	424
Interest expense	(108,427)	(95,484)	(25,985)	(9,159)
Loss on debt extinguishment	(3,989)	(7,335)	—	—
Other income	500	—	—	—

(Loss) income before (benefit) provision for income taxes	(178,510)	(167,053)	(78,433)	50,705
(Benefit) provision for income taxes	(72,993)	(61,182)	(23,727)	29,530

Net (loss) income	$(105,517)	$(105,871)	$(54,706)	$21,175

The accompanying notes are an integral part of these consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Consolidated statements of comprehensive (loss) income

(In thousands)

	For the year	For the year
	ended	ended	For the period
			July 12, 2012 to	January 1, 2012 to
	December 31,	December 31,	December 31,	September 28,
	2014	2013	2012	2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Net (loss) income	$(105,517)	$(105,871)	$(54,706)	$21,175
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities, net of tax	(3)	(27)	(10)	36
Unrealized loss on cash flow hedges, net of tax	(5,765)	(1,411)	—	—
Less: reclassification adjustment for net losses included in net income (loss), net of tax	2,880	649	—	—
Other	39	—	—	—

Other comprehensive (loss) income	(2,849)	(789)	(10)	36

Comprehensive (loss) income	$(108,366)	$(106,660)	$(54,716)	$21,211

The accompanying notes are an integral part of these consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Consolidated statements of stockholders’ equity

(In thousands)

				Retained	Accumulated
			Additional	earnings /	other		Total
	Common stock		paid-in	(accumulated	comprehensive	Treasury	stockholders’
	Shares Amount		capital	deficit)	income/(loss)	stock	equity
Balance, December 31, 2011 (Predecessor)	39,678	$397	$389,166	$302,984	$13	$(82,979)	$609,581
Net income	—	—	—	21,175	—	—	21,175
Unrealized loss on available for sale securities, $48 net of tax of $12	—	—	—	—	36	—	36
Exercise of stock options	394	4	11,312	—	—	—	11,316
Tax benefit related to share-based compensation	—	—	7,946	—	—	—	7,946
Employee stock purchase program	—	—	266	—	—	—	266
Purchase of treasury stock	—	—	—	—	—	(2,163)	(2,163)
Compensatory arrangements	—	—	7,282	—	—	—	7,282
Restricted stock grants	99	1	(1)	—	—	—	—
Forfeitures of restricted stock	(10)	—	—	—	—	—	—

Balance, September 28, 2012 (Predecessor)	40,161	402	415,971	324,159	49	(85,142)	655,439

Balance, July 12, 2012 (Successor)	—	—	—	—	—	—	—
Net loss	—	—	—	(54,706)	—	—	(54,706)
Unrealized loss on available for sale securities, $17 net of tax of $7	—	—	—	—	(10)		(10)
Issuance of common stock	703,701	704	702,997	—	—	—	703,701
Compensatory arrangements	—	—	2,240	—	—	—	2,240
Other	—	—	(56)	—	—	—	(56)

Balance, December 31, 2012 (Successor)	703,701	704	705,181	(54,706)	(10)	—	651,169

Net loss	—	—	—	(105,871)	—	—	(105,871)
Unrealized loss on available for sale securities, $43 net of tax of $16	—	—	—	—	(27)	—	(27)
Unrealized loss on cash flow hedges, $2,203 net of tax of $792	—	—	—	—	(1,411)	—	(1,411)
Reclassification adjustment for realized losses included in net loss, $1,014 net of tax of $365	—	—	—	—	649	—	649
Compensatory arrangements	—	—	9,154	—	—	—	9,154
Issuance of common stock	100	—	100	—	—	—	100
Stock-based compensation plan settlements	(50)	—	(154)				(154)
Vesting of restricted stock	40	—	—	—	—	—	—
Excess tax benefit on exercise of stock options		—	228	—	—	—	228
Purchase of treasury stock	—	—	—	—	—	(401)	(401)

Balance, December 31, 2013 (Successor)	703,791	704	714,509	(160,577)	(799)	(401)	553,436

Net loss	—	—	—	(105,517)	—	—	(105,517)
Unrealized loss on available for sale securities, $5 net of tax of $2	—	—	—	—	(3)	—	(3)
Unrealized loss on cash flow hedges, $9,011 net of tax of $3,246	—	—	—	—	(5,765)	—	(5,765)
Reclassification adjustment for realized losses included in net loss, $4,500 net of tax of $1,620	—	—	—	—	2,880	—	2,880
Compensatory arrangements	—	—	8,678	—	—	—	8,678
Issuance of common stock	80,540	80	112,676	—	—	—	112,756
Stock-based compensation plan settlements	(46)	—	(126)	—	—	—	(126)
Vesting of restricted stock	50	—	—	—	—	—	—
Excess tax benefit on exercise of stock options	—	—	143	—	—	—	143
Purchase of treasury stock	—	—	—	—	—	(441)	(441)
Other	—	—	—	—	39	—	39

Balance, December 31, 2014 (Successor)	784,335	$784	$835,880	$(266,094)	$(3,648)	$(842)	$566,080

The accompanying notes are an integral part of these consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Consolidated statements of cash flows

(In thousands)

	For the year	For the year
	ended	ended	For the period
			July 12, 2012 to	January 1, 2012 to
	December 31,	December 31,	December 31,	September 28,
	2014	2013	2012	2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(105,517)	$(105,871)	$(54,706)	$21,175
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred income taxes	(128,377)	(81,847)	(27,060)	12,103
Resolution of tax contingencies	—	—	—	(5,256)
Non-cash interest expense	10,363	10,734	2,633	1,876
Depreciation and amortization	213,564	207,646	50,348	44,426
Cost of goods on acquired inventory step up	9,031	6,557	21,543	4,048
Intangible asset impairment	146,934	100,093	—	5,700
Allowances against accounts receivable	148,221	44,367	33,232	19,206
Share-based compensation expense	8,678	9,154	2,240	7,282
Gain on bargain purchase	—	—	(5,500)	—
Loss on debt extinguishment	3,989	7,335	—	—
Loss sale of product rights	3,042	—	—	—
Other, net	612	439	367	242
Changes in assets and liabilities:
Increase in accounts receivable	(158,262)	(64,554)	(42,421)	(7,168)
(Increase) decrease in inventories	(12,712)	(11,690)	(15,013)	11,790
(Increase) decrease in prepaid expenses and other assets	(11,345)	16,846	(20,700)	(21,315)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	36,503	(44,891)	(23,351)	58,050
(Decrease) increase in payables due to distribution agreement partners	(25,910)	12,597	10,537	(13,376)
Decrease in income taxes receivable/payable	6,431	6,130	13,106	14,977

Net cash provided by (used in) operating activities	145,245	113,045	(54,745)	153,760
Cash flows from investing activities:
Capital expenditures	(45,460)	(17,465)	(10,306)	(11,454)
Sky Growth Merger	—	—	(1,908,725)	—
Business acquisitions, net of any cash acquired	(478,226)	(1,733)	(110,000)	(34,868)
Purchases of intangibles	(153)	(1,000)	—	(15,000)
Purchases of available for sale marketable debt securities	—	—	—	(6,566)
Proceeds from available for sale of marketable debt securities	3,514	8,000	2,500	17,500
Other, net	750	—	—	3,786

Net cash used in investing activities	(519,575)	(12,198)	(2,026,531)	(46,602)
Cash flows from financing activities:
Proceeds from debt	525,541	198,889	1,545,000	—
Proceeds from equity contributions, net	112,756	100	703,701	—
Stock-based compensation plan settlements	(126)	(154)	—	—
Payments of debt	(146,032)	(206,881)	(339,512)	(8,750)
Payments to extinguish debt	—	(1,412)	—	—
Debt issuance costs	(3,150)	—	(67,928)	—
Proceeds from share-based compensation plans	—	—	—	11,582
Excess tax benefits on share-based compensation	142	228	—	8,536
Purchase of treasury stock	(441)	(401)	—	(2,163)

Net cash provided by (used in) financing activities	488,690	(9,631)	1,841,261	9,205

Net increase (decrease) in cash and cash equivalents	114,360	91,216	(240,015)	116,363
Cash and cash equivalents at beginning of period	130,080	38,864	278,879	162,516

Cash and cash equivalents at end of period	$244,440	$130,080	$38,864	$278,879

Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$39,215	$14,902	$(11,667)	$6,165
Interest paid	$97,305	$86,187	$13,969	$6,615
Non-cash transactions:
Capital expenditures incurred but not yet paid	$1,242	$2,254	$460	$708
Equity contribution from management shareholders	$—	$—	$4,131	$—

The accompanying notes are an integral part of these consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Notes to consolidated financial statements

Par Pharmaceutical Holdings, Inc., (“Holdings”), formerly known as Sky Growth Holdings Corporation, formed July 12, 2012, operates primarily through its indirect, wholly owned domestic subsidiaries Par Pharmaceutical Companies, Inc. (“PPCI”), issuer of the outstanding public debt and Par Pharmaceutical Inc. (collectively with Holdings and PPCI, referred to herein as “the Company,” “we,” “our,” or “us”). PPCI was the holding company prior to the Merger. Prior to the Merger, we conducted our operations through the subsidiaries of PPCI and we continue to do so subsequent to the Merger. On March 4, 2015, Sky Growth Holdings Corporation changed its name to Par Pharmaceutical Holdings, Inc. The Company operates in two business segments or divisions. The generic products division, Par Pharmaceutical (“Par”), develops (including through third party development arrangements and product acquisitions), manufactures and distributes generic and sterile pharmaceuticals in the United States. The branded products division, Par Specialty Pharmaceuticals (“Par Specialty”), formerly known as Strativa Pharmaceuticals, acquires, manufactures and distributes branded pharmaceuticals in the United States. The products we market are principally in the solid oral dosage form (tablet, caplet and two-piece hard-shell capsule), although we also distribute several oral suspension products, and nasal spray products.

PPCI entered into an Agreement and Plan of Merger on July 14, 2012 (the “Merger Agreement) and was acquired at the close of business on September 28, 2012, through a merger transaction with Sky Growth Acquisition Corporation, a wholly owned subsidiary of the Company. Holdings was formed on July 12, 2012 by investment funds affiliated with TPG Capital, L.P. (“TPG” and, together with certain affiliated entities, collectively, the “Sponsor”). PPCI is owned by affiliates of the Sponsor and members of management. The acquisition was accomplished through a reverse subsidiary merger of Sky Growth Acquisition Corporation with and into PPCI, with PPCI being the surviving entity (the “Merger”). Subsequent to the Merger, PPCI became an indirect, wholly owned subsidiary of Holdings (see Note 2—“Sky Growth Merger”). Prior to September 29, 2012, PPCI operated as a public company with its common stock traded on the New York Stock Exchange.

Although PPCI continued as the same legal entity after the Merger, the accompanying consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows are presented for two periods in 2012: Predecessor and Successor, which relate to the period preceding the September 28, 2012 consummation of the Merger (January 1, 2012 to September 28, 2012) and the period succeeding the execution of the Merger Agreement with Holdings (July 14, 2012 to December 31, 2012). After the Merger, consolidated PPCI and consolidated Holdings have the same financial statements, excluding merger-related costs that were recorded on the books and records of Holdings (see Note 2—“Sky Growth Merger”). The Merger and the allocation of the purchase price were recorded as of September 29, 2012. Although the accounting policies followed by Holdings are consistent for the Predecessor and Successor periods, with the exception of the change in the annual evaluation date for goodwill from December 31st to October 1st, financial information for such periods have been prepared under two different historical cost bases of accounting and are therefore not comparable. The results of the periods presented are not necessarily indicative of the results that may be achieved in future periods.

Note 1—Summary of significant accounting policies:

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, where the operations are conducted and who are the obligators under the Senior Credit Facilities and the 7.375% Senior Notes (refer to Note 14—“Debt”). All intercompany transactions are eliminated in consolidation.

Basis of financial statement presentation:

Our accounting and reporting policies conform to the accounting principles generally accepted in the United States of America (U.S. GAAP). The Financial Accounting Standards Board (“FASB”) codified all the accounting standards and principles in the Accounting Standards Codification (“ASC”) as the single source of U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the “SEC”) under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All content within the ASC carries the same level of authority.

As a result of the Merger, a new basis of accounting was established as of September 29, 2012. The consolidated financial statements and notes differentiate the results of operations and cash flows for the period from July 12, 2012 (inception) to December 31, 2012 denoting the new basis of accounting as “Successor” in such statements, with a black line separating that information from the results of operations and cash flows for the period from January 1, 2012 to September 28, 2012, which is identified as “Predecessor” in such statements and which reflects the basis of accounting prior to the Merger. For additional information on the effects of the Merger, including a discussion of the Company’s accounting for the Merger, refer to Note 2, “Sky Growth Merger”.

Use of estimates:

The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as provisions for sales returns, rebates and incentives, chargebacks, and other sales allowances, depreciable/amortizable lives, asset impairments, excess inventory, valuation allowance on deferred taxes, purchase price allocations and amounts recorded for contingencies and accruals. Because of the uncertainties inherent in such estimates, actual results may differ from these estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness.

Use of forecasted financial information in accounting estimates:

The use of forecasted financial information is inherent in many of our accounting estimates, including but not limited to, determining the estimated fair value of goodwill and intangible assets, matching intangible amortization to underlying benefits (e.g. sales and cash inflows), establishing and evaluating inventory reserves, and evaluating the need for valuation allowances for deferred tax assets. Such forecasted financial information is comprised of numerous assumptions regarding our future revenues, cash flows, and operational results. Management believes that its financial forecasts are reasonable and appropriate based upon current facts and circumstances. Because of the inherent nature of forecasts, however, actual results may differ from these forecasts. Management regularly reviews the information related to these forecasts and adjusts the carrying amounts of the applicable assets prospectively, if and when actual results differ from previous estimates.

Cash and cash equivalents:

We consider all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. These amounts are stated at cost, which approximates fair value. At December 31, 2014, cash equivalents were held in a number of money market funds and consisted of immediately available fund balances. We maintain our cash deposits and cash equivalents with well-known and stable financial institutions. At December 31, 2014, our cash and cash equivalents were invested primarily in AAA-rated money market funds, which hold high-grade corporate securities or invest in government and/or government agency securities. We have not experienced any losses on our deposits of cash and cash equivalents to date.

Our primary source of liquidity is cash received from customers. In the years ended December 31, 2014 and December 31, 2013 (Successor), we collected $1,462.0 million and $1,150.0 million with respect to net product sales. In the period from July 12, 2012 (inception) to December 31, 2012 (Successor), we collected $258.0 million with respect to net product sales. In the period from January 1, 2012 to September 28, 2012 (Predecessor), we collected $854.0 million with respect to net product sales. Our primary use of liquidity includes funding of general operating expenses, normal course payables due to distribution agreement partners, capital expenditures, business development and product acquisition activities, and corporate acquisitions.

The ability to monetize our current product portfolio, our product pipeline, and future product acquisitions and generate sufficient operating cash flows that along with existing cash, cash equivalents and available for sale securities will allow us to meet our financial obligations over the foreseeable future. The timing of our future financial obligations and the introduction of products in the pipeline as well as future product acquisitions may require additional debt and/or equity financing; there can be no assurances that we will be able to obtain any such additional financing when needed or on acceptable or favorable terms.

Concentration of credit risk:

Financial instruments that potentially subject us to credit risk consist of trade receivables. We market our products primarily to wholesalers, drug store chains, supermarket chains, mass merchandisers, distributors, mail order accounts and drug distributors. We believe the risk associated with this concentration is somewhat limited due to the number of customers and their geographic dispersion and our performance of certain credit evaluation procedures (see Note 9—“Accounts Receivable—Major Customers—Gross Accounts Receivable”).

Investments in debt securities:

We determine the appropriate classification of all debt securities as held-to-maturity, available-for-sale or trading at the time of purchase, and re-evaluate such classification as of each balance sheet date in accordance with FASB ASC 320. We assess whether temporary or other-than-temporary unrealized losses on our marketable securities have occurred due to declines in fair value or other market conditions based on the extent and duration of the decline, as well as other factors. Because we have determined that all of our debt securities are available for sale, unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Any other-than-temporary unrealized losses would be recorded in the consolidated statement of operations.

Inventories:

Inventories are typically stated at the lower of cost (first-in, first-out basis) or market value. The nature of the costs capitalized for inventories are generally related to amounts required to acquire materials and amounts incurred to produce salable goods. We establish reserves for our inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life, remaining contractual terms of any supply and distribution agreements including authorized generic agreements, and current expected market conditions, including level of competition. Such evaluations utilize forecasted financial information. We record provisions for inventory to cost of goods sold.

Property, plant and equipment:

As detailed in Note 2—“Sky Growth Merger” and Note 3—“Par Sterile Acquisition”, property, plant and equipment was increased to its fair value in the allocation of purchase price as of September 28, 2012 and February 20, 2014, respectively. The revised carrying values of the property, plant and equipment are depreciated over their remaining useful lives. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Depreciation and amortization:

Property, plant and equipment are reported at acquisition cost, less accumulated depreciation and amortization, and are generally depreciated or amortized over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful life or the term of the lease. The following is the estimated useful life for each applicable asset group:

Buildings	10 to 40 years
Machinery and equipment	3 to 15 years
Office equipment, furniture and fixtures	3 to 7 years
Computer software and hardware	3 to 7 years

Impairment of long-lived assets:

We evaluate long-lived assets, including intangible assets with definite lives, for impairment periodically or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. If such circumstances are determined to exist, the estimated fair value is compared to the carrying value to determine whether impairment exists at its lowest level of identifiable cash flows. If impairment is identified, the assets are adjusted to fair value and a loss is recorded. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as ongoing maintenance and improvements of the assets, changes in economic and market conditions, our ability to successfully launch products, and changes in operating performance. In addition, we regularly evaluate our other assets and may accelerate depreciation over the revised useful life if the asset has limited future value.

Costs of computer software:

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of FASB ASC 350-40. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350-40 are met. Those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities are expensed as they are incurred. All costs capitalized in connection with internal use computer software projects are amortized on a straight-line basis over a useful life of three to seven years, beginning when the software is ready for its intended use.

Research and development agreements:

Research and development costs are expensed as incurred. These expenses include the costs of our internal product development efforts, acquired in-process research and development purchased in an asset acquisition outside of a business combination, as well as costs incurred in connection with our third party collaboration efforts. Milestone payments made under contract research and development arrangements or product licensing arrangements prior to regulatory approval of the associated product are expensed when the milestone is achieved. Once the product receives regulatory approval we record any subsequent milestone payments as intangible assets. We make the determination to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on our ability to recover our cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement. Market (including competition), regulatory and legal factors, among other things, may affect the realizability of the projected cash flows that an agreement was initially expected to generate. We regularly monitor these factors and subject all capitalized costs to periodic impairment testing.

Costs for patent litigation and legal proceedings:

Costs for patent litigation or other legal proceedings are expensed as incurred and included in selling, general and administrative expenses.

Goodwill and intangible assets:

We determine the estimated fair values of goodwill and intangible assets with definite and/or indefinite lives based on valuations performed at the time of their acquisition in accordance with FASB ASC 350 and in accordance with FASB ASC 805, “Business Combinations,” (“ASC 805”), including acquired in-process research and development, which is capitalized as part of business combinations. Such valuations utilize forecasted financial information. In addition, certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets on the accompanying consolidated balance sheets.

Goodwill and indefinite lived intangible assets are evaluated for impairment at least annually. We may first consider qualitative factors as set forth in the guidance, when appropriate to determine if it is more likely than not (defined as 50% or more) that the fair value of the reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, no additional steps are taken. If we chose not to consider qualitative factors or it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company then uses a two-step process that compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. As of October 1, 2014, the Company performed its annual goodwill and indefinite lived intangible asset impairment assessments noting no impairment of goodwill and impairment of certain of our intangible assets. Refer to Note 12—“Intangible Assets, net”. No changes in business or other factors are known as of the December 31, 2014 balance sheet date that would necessitate an evaluation for impairment.

Definite-lived intangibles are amortized over the period in which the related cash flows are expected to be generated or on a straight-line basis over the products’ estimated useful life if the estimated cash flows method approximates straight-line basis.

We review the carrying value of our long-term assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

As discussed above with respect to determining an asset’s fair value and useful life, because this process involves management making certain estimates and because these estimates form the basis of the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates. We will continue to assess the carrying value of our goodwill and intangible assets in accordance with applicable accounting guidance.

Income taxes:

We account for income taxes in accordance with FASB ASC 740. Deferred taxes are provided using the asset and liability method, whereby deferred income taxes result from temporary differences between the reported amounts in the financial statements and the tax basis of assets and liabilities, as measured by presently enacted tax rates. We establish valuation allowances against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur. In establishing valuation allowances, management makes estimates such as projecting future taxable income. Such estimates utilize forecasted financial information.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition, measurement and disclosure of tax positions that a company has taken or expects to be taken in a tax return. Additionally, ASC 740-10 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and transition. See Note 18—“Income Taxes”.

Revenue recognition and accounts receivable reserves and allowances:

We recognize revenues for product sales when title and risk of loss transfer to our customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and collectability is reasonably assured. Included in our recognition of revenues are estimated provisions for sales allowances, the most significant of which include rebates, chargebacks, product returns, and other sales allowances, recorded as reductions to gross revenues, with corresponding adjustments to the accounts receivable reserves and allowances (see Note 9—“Accounts Receivable”). In addition, we record estimates for rebates paid under federal and state government Medicaid drug reimbursement programs as reductions to gross revenues, with corresponding adjustments to accrued liabilities. We have the experience and access to relevant information that we believe are necessary to reasonably estimate the amounts of such deductions from gross revenues. Some of the assumptions we use for certain of our estimates are based on information received from third parties, such as customers’ inventories at a particular point in time and market data, or other market factors beyond our control. The estimates that are most critical to our establishment of these reserves, and therefore would have the largest impact if these estimates were not accurate, are our estimates of non-contract sales volumes, average contract pricing, customer inventories, processing time lags, and return volumes. We regularly review the information related to these estimates and adjust our reserves accordingly, if and when actual experience differs from previous estimates.

Distribution costs:

We record distribution costs related to shipping product to our customers, primarily through the use of common carriers or external distribution services, in selling, general and administrative expenses. Distribution costs for the years ended December 31, 2014 and December 31, 2013 (Successor) were approximately $3.4 million and $3.3 million, respectively. Distribution costs for the period from July 12, 2012 (inception) to December 31, 2012 (Successor) were approximately $1.0 million. Distribution costs for the period from January 1, 2012 to September 28, 2012 (Predecessor) were approximately $2.3 million.

Fair value of financial instruments:

The carrying amounts of our cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values based upon the relatively short-term nature of these financial instruments.

Concentration of suppliers of distributed products and internally manufactured products:

We have entered into a number of license and distribution agreements pursuant to which we distribute generic pharmaceutical products and brand products developed and/or supplied to us by certain third parties. We have also entered into contract manufacturing agreements for third-parties to manufacture some of our own generic products for us. For the year ended December 31, 2014 (Successor), a significant percentage of our total net product sales were generated from such contract-manufactured and/or licensed products. We cannot provide assurance that the efforts of our contractual partners will continue to be successful, that we will be able to renew such agreements or that we will be able to enter into new agreements in the future. Any alteration to or termination of our current material license and distribution agreements, our failure to enter into new and similar agreements, or the interruption of the supply of our products under such agreements or under our contract manufacturing agreements, could have a material adverse effect on our business, condition (financial and other), prospects or results of operations.

We produce substantially all of our internally manufactured products at our manufacturing facilities in New York, Michigan, and California as of December 31, 2014. A significant disruption at those facilities, even on a short-term basis, could impair our ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on our business, financial position and results of operations.

Segments:

FASB ASC 280-10 codifies the standards for reporting of financial information about operating segments in annual financial statements. Management considers our business to be in two reportable business segments, generic and brand pharmaceuticals. Refer to Note 20—“Segment Information”. Our four largest customers in terms of our consolidated total revenues accounted for approximately 70% of our total revenues as of December 31, 2014, as follows: McKesson Drug Co. (24.7%), Cardinal Health Inc. (18.3%), CVS Health Corporation (14.5%) and AmerisourceBergen Corporation (13.4%) for the year ended December 31, 2014.

Contingencies and legal fees:

We are subject to various patent litigations, product liability litigations, government investigations and other legal proceedings in the ordinary course of business. Legal fees and other expenses related to litigation are expensed as incurred and included in selling, general and administrative expenses. Contingent accruals are recorded when we determine that a loss is both probable and reasonably estimable. Due to the fact that legal proceedings and other contingencies are inherently unpredictable, our assessments involve significant judgment regarding future events.

Debt issuance costs:

We capitalize direct costs incurred with obtaining debt financing, which are included in other assets on the consolidated balance sheet. Debt issuance costs are amortized to interest expense over the term of the underlying debt using the effective interest method. We recognized amortized debt issuance costs of $10.7 million for the year ended December 31, 2014 (Successor), $10.7 million for the year ended December 31, 2013 (Successor), $2.8 million for the period July 12, 2012 (inception) to December 31, 2012 (Successor), and $1.9 million for the period January 1, 2012 to September 28, 2012 (Predecessor).

Derivative instruments and hedging activities:

As required by FASB ASC 815, Derivatives and Hedging (“ASC 815”), we record all derivatives on our consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting under ASC 815.

Recent accounting pronouncements:

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 amends guidance for reporting discontinued operations and disposals of components of an entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The guidance also expands the disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure is intended to provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. ASU 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 with early adoption permitted only for disposals that have not been previously reported. We currently do not anticipate an impact of ASU 2014-08 on our consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). The core principle of ASU 2014-09 is to recognize revenues to depict the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle: 1) identify the contract with a customer, 2) identify the separate performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the separate performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. ASU 2014-09 can be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the change recognized at the date of the initial application in retained earnings or accumulated deficit. We are currently evaluating the impact of ASU 2014-09 on our consolidated financial statements and related disclosures and we have not yet selected a transition method.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The pronouncement is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. We currently do not anticipate an impact of ASU 2014-15 on our consolidated financial statements and related disclosures.

In November 2014, the FASB issued ASU 2014-17, “Business Combinations (Topic 805): Pushdown Accounting” (“ASU 2014-17”). The amendments in ASU 2014-17 provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The pronouncement is effective for annual reporting periods ending after November 14, 2014 with early adoption permitted. There is no impact from ASU 2014-17 on our consolidated financial statements and related disclosures.

Note 2—Sky Growth merger:

The transactions

PPCI was acquired at the close of business on September 28, 2012 through the Merger. Holdings and its wholly-owned subsidiaries were formed by affiliates of TPG solely for the purposes of completing the Merger and the related transactions. At the time of the Merger, each share of our common stock issued and outstanding immediately prior to the close of the Merger was converted into the right to receive cash. Aggregate consideration tendered at September 28, 2012 was for 100% of the equity of PPCI. Subsequent to the Merger, PPCI became an indirect, wholly owned subsidiary of Holdings.

The Merger was accounted for as a purchase business combination in accordance with FASB ASC 805, “Business Combinations,” (“ASC 805”) whereby the purchase price paid to effect the Merger was allocated to recognize the acquired assets and liabilities assumed at fair value. The acquisition method of accounting uses the fair value concept defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”).

The sources and uses of funds in connection with the Transactions are summarized below ($ in thousands):

Sources:		Uses:
Senior secured term loan	$1,055,000	Cash purchase of equity	$1,908,725
7.375% Senior notes	490,000	Prior debt and accrued interest	337,704

Sponsor equity contribution	690,000	Total purchase price	2,246,429
Company cash on hand	144,791	Transaction costs	133,362

Total source of funds	$2,379,791	Total use of funds	$2,379,791

The final allocation of the purchase price at September 29, 2012 was as follows ($ in thousands):

As of September 29, 2012
Cash on hand	$278,879
Accounts receivable, net	113,902
Inventories	118,704
Property, plant and equipment, net	129,416
Intangible assets	1,303,300
Other current and non-current assets	83,493

Total identifiable assets	2,027,694

Accounts payable	36,304
Payables due to distribution agreement partners	55,983
Accrued government pricing liabilities	43,010
Accrued legal settlements	58,917
Other current liabilities	89,231
Other long-term liabilities	12,568
Deferred income taxes	340,978

Total liabilities assumed	636,991

Net identifiable assets acquired	1,390,703
Goodwill	855,726
Total purchase price allocation	$2,246,429

The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets acquired and liabilities assumed as of the effective date of the Merger was allocated to goodwill in accordance with ASC 805, which mainly represents intangible assets related to our know-how, including our workforce’s expertise in R&D and manufacturing that do not qualify for separate recognition. The purchase price allocation was subject to completion of our analysis of the fair value of the assets and liabilities as of the effective date of the Merger. The final valuation was completed as of September 30, 2013. Refer to Note 13—“Goodwill”, for changes during the year ended December 31, 2013. None of the goodwill identified above will be deductible for income tax purposes.

Transactions with manager

In connection with the Merger and the related transactions, PPCI entered into a management services agreement with an affiliate of TPG (the “Manager”). Pursuant to the agreement, in exchange for on-going consulting and management advisory services, the Manager receives an annual monitoring fee paid quarterly equal to 1% of EBITDA as defined under the credit agreement for the Senior Credit Facilities (as defined in Note 14—“Debt”). There is an annual cap of $4.0 million for this fee. The Manager also receives reimbursement for out-of-pocket expenses incurred in connection with services provided pursuant to the agreement. Holdings recorded an expense of $4.0 million and $3.6 million for consulting and management advisory service fees which are included in selling, general and administrative expenses in the consolidated statement of operations in the years ended December 31, 2014 (Successor), December 31, 2013 (Successor), and $0.7 million in the period from July 12, 2012 (inception) to December 31, 2012 (Successor). Also, in the period from July 12, 2012 (inception) to December 31, 2012 (Successor), Holdings incurred merger-related costs of $28.2 million. There costs were primarily investment bank fees, accounting fees, legal fees, and other fees.

Note 3—Par Sterile acquisition:

On February 20, 2014, the Company completed its acquisition of JHP Group Holdings, Inc. and its subsidiaries (collectively, “JHP”), a privately-held, specialty sterile products pharmaceutical company. The acquisition was accomplished through a reverse subsidiary merger of an indirect subsidiary of the Company with and into JHP Group Holdings, Inc., in which JHP Group Holdings, Inc. was the surviving entity and became an indirect, wholly owned subsidiary of the Company (the “Par Sterile Acquisition”). The consideration for the Par Sterile Acquisition consisted of $487.0 million in cash, after finalization of certain customary working capital adjustments. The Company financed the Par Sterile Acquisition with proceeds received in connection with the debt financing provided by third party lenders of $395.0 million and an equity contribution of $110.0 million from certain investment funds associated with TPG. Among the primary reasons the Company acquired JHP and the factors that contributed to the preliminary recognition of goodwill was that the Par Sterile Acquisition expanded its capability and presence into the rapidly growing sterile drug market for injectable products including ophthalmics and otics. The result is a broader and more diversified product portfolio, and an expanded development pipeline.

JHP operated principally through its operating subsidiary, JHP Pharmaceuticals, LLC, which was renamed Par Sterile Products, LLC (“Par Sterile”) subsequent to the Par Sterile Acquisition. We continue to operate Par Sterile as a specialty pharmaceutical company developing and manufacturing sterile injectable products. Par Sterile’s products are primarily sold through wholesalers, often via an arrangement with a group purchasing organization, prior to being dispensed at hospitals or directly administered by physicians. Par Sterile targets products with limited competition due to difficulty in manufacturing and/or the product’s market size. Our Par Sterile manufacturing facility in Rochester, Michigan has the capability to manufacture small-scale clinical through large-scale commercial products.

The operating results of Par Sterile from February 20, 2014 to December 31, 2014 are included in the accompanying consolidated statement of operations as part of the Par Pharmaceutical segment, reflecting total revenues of approximately $140.3 million. Par Sterile’s contribution to the overall Par Pharmaceutical segment’s operating (loss) or income is not tracked separately. The consolidated balance sheet as of December 31, 2014 reflects the acquisition, including goodwill, which represents Par Sterile’s workforce expertise in research & development, marketing and manufacturing.

The acquisition has been accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. The acquisition method of accounting uses the fair value concept defined in ASC 820. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the completion of the acquisition. The process for estimating the fair values of IPR&D, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred and were expensed as incurred. The acquisition and financing transaction costs totaled $12.4 million of which $8.2 million were included in operating expenses as selling, general and administrative expenses on the consolidated statements of operations and $4.1 million were capitalized as deferred financing costs or debt discount on the consolidated balance sheet. The acquisition-related transaction costs were comprised of bank fees ($10.4 million), legal fees ($1.5 million), and other fees ($0.5 million). The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Par Sterile as of the effective date of the acquisition was allocated to goodwill, as part of the Par Pharmaceutical segment, in accordance with ASC 805. The purchase price allocation was finalized with the completion of our analysis of the fair value of the assets and liabilities of Par Sterile as of the effective date of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The sources and uses of funds in connection with the Par Sterile Acquisition are summarized below ($ in thousands):

Sources:			Uses:
Senior secured term loan	$395,000		Cash purchase of equity	$487,429	(a)
Sponsor equity contribution	110,000		Transaction costs	12,350
Company cash on hand	1,133	(a)	Accrued interest on Company debt	6,354

Total source of funds	$506,133		Total use of funds	$506,133

(a)	Adjusted to reflect the finalization of working capital adjustments noted above.

Fair value estimate of assets acquired and liabilities assumed

The purchase price of Par Sterile has been allocated to the following assets and liabilities ($ in thousands):

As of February 20, 2014
Cash and cash equivalents	$9,204
Accounts receivable, net	5,413
Inventories	35,959
Prepaid expenses and other current assets	10,583
Property, plant and equipment	73,579
Intangible assets	283,500

Total identifiable assets	418,238

Accounts payable	13,796
Accrued expenses and other liabilities	1,902
Deferred tax liabilities	71,493

Total liabilities assumed	87,191

Net identifiable assets acquired	331,047
Goodwill	156,382

Net assets acquired	$487,429

Approximately $20.0 million of the goodwill identified above and recorded on the consolidated balance sheet as of December 31, 2014 will be deductible for income tax purposes.

Supplemental pro forma information (unaudited)

The following unaudited pro forma information for the years ended December 31, 2014 , and December 31, 2013 assumes the Par Sterile Acquisition occurred as of January 1, 2013. The pro forma information is not necessarily indicative either of the combined results of operations that actually would have been realized had the acquisition been consummated during the periods for which pro forma information is presented, nor is it intended to be a projection of future results or trends.

	For the Year Ended
	December 31,	December 31,
(In thousands)	2014	2013
Total revenues	$1,327,683	$1,249,682
Net loss	$(97,444)	$(136,599)

These amounts have been calculated after adjusting for the additional expense that would have been recorded assuming the fair value adjustments to long-lived assets ($205.1 million) and inventory ($9.0 million) had been applied on January 1, 2013, and the debt incurred as a result of the Par Sterile Acquisition ($395.0 million) had been outstanding since January 1, 2013, along with the related repricing of the Term Loan Facility (as defined in Note 14—“Debt”), together with the consequential tax effects.

Pro forma loss from continuing operations for the year ended December 31, 2014 was adjusted to exclude $8.2 million of Par Sterile Acquisition-related costs incurred in 2014 with the consequential tax effects. These costs were primarily bank fees, accounting fees, and legal fees. Pro forma loss from continuing operations for the year ended December 31, 2014 was adjusted to include the Par Sterile Acquisition-related costs with the consequential tax effects. Pro forma loss from continuing operations for the years ended December 31, 2014 and 2013 have been adjusted to exclude certain historical amounts such as intangible asset amortization.

Note 4—Acquisition of divested products from the Watson/Actavis Merger:

In connection with the merger of Watson Pharmaceuticals, Inc. and Actavis Group on November 6, 2012 (the “Watson/Actavis Merger”), we acquired the U.S. marketing rights to five generic products that were marketed by Watson or Actavis, as well as eight Abbreviated New Drug Applications (“ANDA”) awaiting regulatory approval, and a generic product in late-stage development, for $110.0 million. We also acquired a number of related supply agreements, each with a term of three years. The purchase price was paid in cash and funded from our cash on hand.

The acquisition was accounted for as a business combination resulting in a bargain purchase under ASC 805. The purchase price of the acquisition was allocated to the assets acquired, with the excess of the fair value of assets acquired over the purchase price recorded as a gain. The bargain purchase was mainly attributed to the FTC-mandated divestiture of products by Watson and Actavis in conjunction with the approval of the related Watson/Actavis Merger.

Note 5—Edict acquisition:

On February 17, 2012, through Par Pharmaceutical, Inc., our wholly-owned subsidiary, we completed our acquisition of privately-held Edict Pharmaceuticals Private Limited, which has been renamed Par Formulations Private Limited (referred to as “Par Formulations”), for cash and our repayment of certain additional pre-close indebtedness (the “Edict Acquisition”). The operating results of Par Formulations were included in our consolidated financial results from the date of acquisition. The operating results were reflected as part of the Par Pharmaceutical segment. We funded the purchase from cash on hand.

The addition of Par Formulations broadened our industry expertise and expanded our research & development and manufacturing capabilities. The Edict Acquisition was revalued as part of the business combination accounting for the Merger. Refer to Note 2—“Sky Growth Merger.”

Note 6—Pending acquisitions as of December 31, 2014:

In December 2014, our wholly-owned subsidiary, Par Formulations Private Limited, entered into an agreement to purchase certain assets of privately-held Nuray Chemicals Private Limited (“Nuray”), a Chennai, India based developer and manufacturer of active pharmaceutical ingredients (“API”) for approximately $20.0 million in cash, contingent payments and other consideration. A vice president of the Company is a minority shareholder of Nuray. The assets to be acquired via a definitive agreement consist of a FDA approved facility that manufactures API, including real property, improvements and related assets. The closing of the acquisition is subject to the receipt of applicable regulatory approvals and other customary closing terms and conditions. The acquisition will be accounted for as a business combination under the guidance of ASC 805. The operating results of the acquired business will be included in our consolidated financial results from the date of the closing of the acquisition as part of the Par Pharmaceutical segment. We intend to fund the purchase from cash on hand.

In January 2015, we completed our acquisition of Innoteq, Inc., a privately-held domestic corporation that is engaged in the business of researching, developing and manufacturing transdermal patches and thin film, slow dissolve film, coated/non-woven film and other coated pharmaceutical and consumer products, for approximately $27.0 million.

In January 2015, we acquired Par Biosciences Private Limited (formerly Ethics Bio Lab Private Limited), a clinical research organization located in India for $10.0 million.

The Company will account for these transactions as business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The Company will provide this information in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for the acquisitions completed in January 2015.

Note 7—Available for sale marketable debt securities:

At December 31, 2014, we had no marketable debt securities. As of December 31, 2013, all of our investments in marketable debt securities were classified as available for sale and, as a result, were reported at their estimated fair values on the condensed consolidated balance sheets. Refer to Note 8—“Fair Value Measurements.”

Available for sale marketable debt securities are generally classified as current on our consolidated balance sheet.

The following is a summary of amortized cost and estimated fair value of our investments in marketable debt securities available for sale at December 31, 2013 ($ in thousands):

				Estimated
		Unrealized		Fair
	Cost	Gain	(Loss)	Value
Corporate bonds	$3,522	$19	$—	$3,541

Note 8—Fair value measurements:

ASC 820-10 Fair Value Measurements and Disclosures defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets and liabilities. Active market means a market in which transactions for assets or liabilities occur with “sufficient frequency” and volume to provide pricing information on an ongoing unadjusted basis. Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our Level 2 assets primarily include debt securities, including corporate bonds with quoted prices that are traded less frequently than exchange-traded instruments. All of our Level 2 asset values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. The pricing model information is provided by third party entities (e.g., banks or brokers). In some instances, these third party entities engage external pricing services to estimate the fair value of these securities. We have a general understanding of the methodologies employed by the pricing services in their pricing models. We corroborate the estimates of non-binding quotes from the third party entities’ pricing services to an independent source that provides quoted market prices from broker or dealer quotations. We investigate large differences, if any. Based on historical differences, we have not been required to adjust quotes provided by the third party entities’ pricing services used in estimating the fair value of these securities.

Level 3:	Unobservable inputs that are not corroborated by market data.

Financial assets and liabilities

The fair value of our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 were as follows ($ in thousands):

	Estimated fair value at December 31, 2014	Level 1	Level 2	Level 3
	(Successor)
Cash equivalents	$100,002	$100,002	$—	$—
Senior secured term loan (Note 14)	$1,399,941	$—	$1,399,941	$—
7.375% senior notes (Note 14)	$507,763	$—	$507,763	$—
Derivative instruments—Interest rate caps (Note 15)	$5,700	$—	$5,700	$—

The fair value of our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 were as follows ($ in thousands):

	Estimated fair value at December 31, 2013	Level 1	Level 2	Level 3
	(Successor)
Corporate bonds (Note 7)	$3,541	$—	$3,541	$—
Cash equivalents	$66,782	$66,782	$—	$—
Senior secured term loan (Note 14)	$1,063,255	$—	$1,063,255	$—
7.375% senior notes (Note 14)	$507,150	$—	$507,150	$—
Derivative instruments—Interest rate caps (Note 15)	$1,189	$—	$1,189	$—

The carrying amount reported in the consolidated balance sheets for accounts receivables, net, inventories, prepaid expenses and other current assets, accounts payable, payables due to distribution agreement partners, accrued salaries and employee benefits, accrued government pricing liabilities, accrued legal settlements, and accrued expenses and other current liabilities approximate fair value because of their short-term nature.

Non-financial assets and liabilities

The Company’s non-financial assets, such as intangible assets and property, plant and equipment are only recorded at fair value if an impairment charge is recognized.

Intangible assets

During the years ended December 31, 2014 and December 31, 2013, we recorded intangible asset impairments totaling $146.9 million and $100.1 million, respectively, as detailed in Note 12—“Intangible Assets, net”. During the period from January 1, 2012 to September 28, 2012 (Predecessor), we abandoned an in-process research and development project that was acquired in the Anchen Acquisition and recorded a corresponding intangible asset impairment of $2.0 million, and we exited the market of a commercial product that was acquired in the Anchen Acquisition and recorded a corresponding intangible asset impairment of $3.7 million.

Derivative instruments—interest rate caps

We use interest rate cap agreements to manage our interest rate risk on our variable rate long-term debt. Refer to Note 15—“Derivative Instruments and Hedging Activities,” for further information.

Note 9—Accounts receivable:

We account for revenue in accordance with ASC 605 “Revenue Recognition”. In accordance with that standard, we recognize revenue for product sales when title and risk of loss have transferred to our customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectability is reasonably assured. This is generally at the time that products are received by our direct customers. We also review available trade inventory levels at certain large wholesalers to evaluate any potential excess supply levels in relation to expected demand. We determine whether we will recognize revenue at the time that our products are received by our direct customers or defer revenue recognition until a later date on a product by product basis at the time of launch. Upon recognizing revenue from a sale, we record estimates for chargebacks, rebates and incentive programs, product returns, cash discounts and other sales reserves that reduce accounts receivable.

The following tables summarize the impact of accounts receivable reserves and allowance for doubtful accounts on the gross trade accounts receivable balances at each balance sheet date ($ in thousands):

	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Gross trade accounts receivable	$565,694	$383,347
Chargebacks	(96,492)	(48,766)
Rebates and incentive programs	(138,989)	(75,321)
Returns	(84,330)	(78,181)
Cash discounts and other	(86,797)	(37,793)
Allowance for doubtful accounts	(354)	(7)

Accounts receivable, net	$158,732	$143,279

Allowance for doubtful accounts

	For the year ended	For the year ended	For the period
	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012	January 1, 2012 to September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Balance at beginning of period	$(7)	$—	$(100)	$(1)
Par Sterile opening balance	(278)	—	—	—
Anchen opening balance	—	—	—	(100)
Additions—charge to expense	(597)	(2)	—	—
Adjustments and/or deductions	528	(5)	100	1
Balance at end of period	$(354)	$(7)	$—	$(100)

The following tables summarize the activity for the years ended December 31, 2014, 2013 and 2012 in the accounts affected by the estimated provisions described below ($ in thousands):

	For the year ended December 31, 2014
	(Successor)
Accounts receivable reserves	Beginning balance	Par Sterile beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(48,766)	$(6,296)	$(871,139)	$2,628	(1)	$827,081	$(96,492)
Rebates and incentive programs	(75,321)	(5,489)	(480,949)	—		422,770	(138,989)
Returns	(78,181)	(4,820)	(31,361)	—		30,032	(84,330)
Cash discounts and other	(37,793)	(1,792)	(291,153)	(1,449	)(3)	245,390	(86,797)

Total	$(240,061)	$(18,397)	$(1,674,602)	$1,179		$1,525,273	$(406,608)

Accrued liabilities(2)	$(35,829)	$(382)	$(84,840)	$2,805	(4)	$75,599	$(42,647)

	For the year ended December 31, 2013
	(Successor)
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(41,670)	$(630,097)	$—	(1)	$623,001	$(48,766)
Rebates and incentive programs	(59,426)	(290,934)	659		274,380	(75,321)
Returns	(68,062)	(37,956)	—		27,837	(78,181)
Cash discounts and other	(26,544)	(195,632)	1,564		182,819	(37,793)

Total	$(195,702)	$(1,154,619)	$2,223		$1,108,037	$(240,061)

Accrued liabilities(2)	$(42,162)	$(80,726)	$3,566	(5)	$83,493	$(35,829)

	For the period July 12, 2012 to December 31, 2012
	(Successor)
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(24,223)	$(132,834)	$—	(1)	$115,387	$(41,670)
Rebates and incentive programs	(43,866)	(69,749)	—		54,189	(59,426)
Returns	(64,119)	(8,522)	—		4,579	(68,062)
Cash discounts and other	(30,817)	(46,053)	—		50,326	(26,544)

Total	$(163,025)	$(257,158)	$—		$224,481	$(195,702)

Accrued liabilities(2)	$(42,455)	$(24,437)	$—		$24,730	$(42,162)

	For the period January 1, 2012 to September 28, 2012
	(Predecessor)
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(20,688)	$(309,411)	$—	(1)	$305,876	$(24,223)
Rebates and incentive programs	(35,132)	(147,112)	(59)		138,437	(43,866)
Returns	(58,672)	(24,793)	1,602	(6)	17,744	(64,119)
Cash discounts and other	(28,672)	(102,718)	(809)		101,382	(30,817)

Total	$(143,164)	$(584,034)	$734		$563,439	$(163,025)

Accrued liabilities(2)	$(39,614)	$(49,536)	$—		$46,695	$(42,455)

(1)	Unless specific in nature, the amount of provision or reversal of reserves related to prior periods for chargebacks is not determinable on a product or customer specific basis; however, based upon historical analysis and analysis of activity in subsequent periods, we believe that our chargeback estimates remain reasonable. During the year ended December 31, 2014 (Successor), the Company settled a dispute with a customer resulting in a recovery payment of $3.6 million of which $2.6 million pertained to prior year transactions.
(2)	Includes amounts due to indirect customers for which no underlying accounts receivable exists and is principally comprised of Medicaid rebates and rebates due under other U.S. Government pricing programs, such as TriCare and the Department of Veterans Affairs.
(3)	During the year ended December 31, 2014, the Company recorded expense of approximately $1.0 million related to a re-procurement claim from one customer for the period September 2012 through October 2012. In addition, we settled post audit claims from customers for the period January 2009 through December 2012 that resulted in net expense of approximately $0.5 million.

(4)	During 2014, we received further additional information related to Managed Medicaid utilization in California and performed a recalculation of average manufacturer’s price. As a result we reduced our 2014 Medicaid accruals by approximately $3.6 million related to the periods March 2010 through December 2013. This activity was partially offset by the expense of $0.8 million related to disputed TriCare claims for the period from January 2009 through December 2013. Our Medicaid and TriCare accruals represent our best estimate at this time.
(5)	During 2013, we received additional information related to Managed Medicaid utilization in California and performed a recalculation of average manufacturer’s price. As a result we reduced our 2013 Medicaid accruals by approximately $3.6 million related to the periods January 2010 through December 2012. Our Medicaid accrual represents our best estimate at this time.
(6)	The amount principally represents the resolution of a customer dispute in the first quarter of 2012 regarding invalid deductions taken in prior years of approximately $1.6 million.

The Company sells its products directly to wholesalers, retail drug store chains, drug distributors, mail order pharmacies and other direct purchasers as well as customers that purchase its products indirectly through the wholesalers, including independent pharmacies, non-warehousing retail drug store chains, managed health care providers and other indirect purchasers. The Company often negotiates product pricing directly with health care providers that purchase products through the Company’s wholesale customers. In those instances, chargeback credits are issued to the wholesaler for the difference between the invoice price paid to the Company by our wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. The information that the Company considers when establishing its chargeback reserves includes contract and non-contract sales trends, average historical contract pricing, actual price changes, processing time lags and customer inventory information from its three largest wholesale customers. The Company’s chargeback provision and related reserve vary with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventory.

Customer rebates and incentive programs are generally provided to customers as an incentive for the customers to continue carrying the Company’s products or replace competing products in their distribution channels with our products. Rebate programs may be based on either a wholesale or non-wholesale customer’s direct purchases. Rebates may also be based on a non-wholesale customer’s indirect purchases of the Company’s products from a wholesaler under a contract with us. The incentive programs include stocking or trade show promotions where additional discounts may be given on a new product or certain existing products as an added incentive to stock the Company’s products. We may, from time to time, also provide price and/or volume incentives on new products that have multiple competitors and/or on existing products that confront new competition in order to attempt to secure or maintain a certain market share. The information that the Company considers when establishing its rebate and incentive program reserves are rebate agreements with, and purchases by, each customer, tracking and analysis of promotional offers, projected annual sales for customers with annual incentive programs, actual rebates and incentive payments made, processing time lags, and for indirect rebates, the level of inventory in the distribution channel that will be subject to indirect rebates. We do not provide incentives designed to increase shipments to our customers that we believe would result in out-of-the-ordinary course of business inventory for them. The Company regularly reviews and monitors estimated or actual customer inventory information at its three largest wholesale customers for its key products to ascertain whether customer inventories are in excess of ordinary course of business levels.

Pursuant to a drug rebate agreement with the Centers for Medicare and Medicaid Services, TriCare and similar supplemental agreements with various states, the Company provides a rebate on drugs dispensed under such government programs. The Company determines its estimate of the Medicaid rebate accrual primarily based on historical experience of claims submitted by the various states and any new information regarding changes in the Medicaid program that might impact the Company’s provision for Medicaid rebates. In determining the appropriate accrual amount we consider historical payment rates; processing lag for outstanding claims and payments; levels of inventory in the distribution channel; and the impact of the healthcare reform acts. The Company reviews the accrual and assumptions on a quarterly basis against actual claims data to help ensure that the estimates made are reliable. On January 28, 2008, the Fiscal Year 2008 National Defense Authorization Act was enacted, which expands TriCare to include prescription drugs dispensed by TriCare retail network pharmacies. TriCare rebate accruals reflect this program and are based on actual and estimated rebates on Department of Defense eligible sales.

The Company accepts returns of product according to the following criteria: (i) the product returns must be approved by authorized personnel with the lot number and expiration date accompanying any request and (ii) we generally will accept returns of products from any customer and will provide the customer with a credit memo for such returns if such products are returned between 6 months prior to, and 12 months following, such products’ expiration date. The Company records a provision for product returns based on historical experience, including actual rate of expired and damaged in-transit returns, average remaining shelf-lives of products sold, which generally range from 12 to 48 months, and estimated return dates. Additionally, we consider other factors when estimating the current period return provision, including levels of inventory in the distribution channel, significant market changes that may impact future expected returns, and actual product returns, and may record additional provisions for specific returns that we believe are not covered by the historical rates. The Company generally will accept returns of injectable products from any customer and provide the customer with a credit memo for returns if such products are returned between six months prior to and six months following, such products’ expiration date. The Company’s returns policy also states that refrigerated and temperature controlled injectable products are non-returnable.

The Company offers cash discounts to its customers, generally 2% of the sales price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days. The Company accounts for cash discounts by reducing accounts receivable by the full amount of the discounts that we expect our customers to take.

In addition to the significant gross-to-net sales adjustments described above, we periodically make other sales adjustments. The Company generally accounts for these other gross-to-net adjustments by establishing an accrual in the amount equal to its estimate of the adjustments attributable to the sale.

The Company may at its discretion provide price adjustments due to various competitive factors, through shelf-stock adjustments on customers’ existing inventory levels. There are circumstances under which we may not provide price adjustments to certain customers as a matter of business strategy, and consequently may lose future sales volume to competitors and risk a greater level of sales returns on products that remain in the customer’s existing inventory.

As detailed above, we have the experience and access to relevant information that we believe are necessary to reasonably estimate the amounts of such deductions from gross revenues, except as described below. Some of the assumptions we use for certain of our estimates are based on information received from third parties, such as wholesale customer inventories and market data, or other market factors beyond our control. The estimates that are most critical to the establishment of these reserves, and therefore, would have the largest impact if these estimates were not accurate, are estimates related to contract sales volumes, average contract pricing, customer inventories and return volumes. The Company regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates. With the exception of the product returns allowance, the ending balances of accounts receivable reserves and allowances generally are processed during a two-month to four-month period.

Use of estimates in reserves

We believe that our reserves, allowances and accruals for items that are deducted from gross revenues are reasonable and appropriate based on current facts and circumstances. It is possible however, that other parties applying reasonable judgment to the same facts and circumstances could develop different allowance and accrual amounts for items that are deducted from gross revenues. Additionally, changes in actual experience or changes in other qualitative factors could cause our allowances and accruals to fluctuate, particularly with newly launched or acquired products. We review the rates and amounts in our allowance and accrual estimates on a quarterly basis. If future estimated rates and amounts are significantly greater than those reflected in our recorded reserves, the resulting adjustments to those reserves would decrease our reported net revenues; conversely, if actual product returns, rebates and chargebacks are significantly less than those reflected in our recorded reserves, the resulting adjustments to those reserves would increase our reported net revenues. We regularly review the information related to these estimates and adjust our reserves accordingly, if and when actual experience differs from previous estimates.

As is customary and in the ordinary course of business, our revenue that has been recognized for product launches included initial trade inventory stocking that we believed was commensurate with new product introductions. At the time of each product launch, we were able to make reasonable estimates of product returns, rebates, chargebacks and other sales reserves by using historical experience of similar product launches and significant existing demand for the products.

Note 10—Inventories:

($ in thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Raw materials and supplies	$60,020	$44,403
Work-in-process	26,343	9,834
Finished goods	68,324	63,070

	$154,687	$117,307

Inventory write-offs (inclusive of pre-launch inventories detailed below)

	For the year ended	For the year ended	For the period
($ in thousands)	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012	January 1, 2012 to September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Inventory write-offs	$12,941	$18,299	$2,567	$17,209

Par capitalizes inventory costs associated with certain products prior to regulatory approval and product launch, based on management’s judgment of reasonably certain future commercial use and net realizable value, when it is reasonably certain that the pre-launch inventories will be saleable. The determination to capitalize is made once Par (or its third party development partners) has filed an ANDA that has been acknowledged by the FDA as containing sufficient information to allow the FDA to conduct its review in an efficient and timely manner and management is reasonably certain that all regulatory and legal hurdles will be cleared. This determination is based on the particular facts and circumstances relating to the expected FDA approval of the generic drug product being considered, and accordingly, the time frame within which the determination is made varies from product to product. Par could be required to write down previously capitalized costs related to pre-launch inventories upon a change in such judgment, or due to a denial or delay of approval by regulatory bodies, or a delay in commercialization, or other potential factors. As of December 31, 2014, Par had approximately $4.4 million in inventories related to generic products that were not yet available to be sold.

Par Specialty also capitalizes inventory costs associated with in-licensed branded products subsequent to FDA approval but prior to product launch based on management’s judgment of probable future commercial use and net realizable value. We believe that numerous factors must be considered in determining probable future commercial use and net realizable value including, but not limited to, Par Specialty’s limited number of historical product launches, as well as the ability of third party partners to successfully manufacture commercial quantities of product. Par Specialty could be required to expense previously capitalized costs related to pre-launch inventory upon a change in such judgment, due to a delay in commercialization, product expiration dates, projected sales volume, estimated selling price or other potential factors. As of December 31, 2014, Par Specialty had approximately $0.6 million in inventories related to a brand product that was not yet available to be sold.

The amounts in the table below represent inventories related to products that were not yet available to be sold and are also included in the total inventory balances presented above.

Pre-launch inventories

($ in thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Raw materials and supplies	$4,515	$6,308
Work-in-process	386	93
Finished goods	134	118

	$5,035	$6,519

	For the year ended	For the year ended	For the period
	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012	January 1, 2012 to September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Pre-launch inventory write-offs, net of partner allocation	$4,733	$2,310	$1,730	$10,208

Note 11 – Property, plant and equipment, net:

($ in thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Land	$11,063	$4,553
Buildings	63,589	29,491
Machinery and equipment	97,129	58,556
Office equipment, furniture and fixtures	12,849	5,433
Computer software and hardware	26,369	21,582
Leasehold improvements	26,774	25,828
Construction in progress	37,981	12,286

	275,754	157,729
Accumulated depreciation and amortization	(58,440)	(30,453)

	$217,314	$127,276

Depreciation and amortization expense related to property, plant and equipment

	For the year ended	For the year ended	For the period
($ in thousands)	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012	January 1, 2012 to September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Depreciation and amortization expense	$27,837	$23,323	$7,547	$13,230

Note 12 – Intangible assets, net:

	December 31, 2014 (Successor)			December 31, 2013 (Successor)
($ in thousands)	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Developed products (1)	$957,166	$(373,602)	$583,564	$878,607	$(204,218)	$674,389
Other product related royalty streams	115,600	(37,334)	78,266	115,600	(22,709)	92,891
IPR&D (2)	351,614	—	351,614	298,100	—	298,100
Trade names (3)	27,100	(118)	26,982	26,400	—	26,400
Other	1,153	(826)	327	1,000	(132)	868

	$1,452,633	$(411,880)	$1,040,753	$1,319,707	$(227,059)	$1,092,648

(1)	Developed products include intangible assets related to commercial products as part of the Merger, subsequently developed IPR&D, products acquired from the Watson/Actavis Merger, and intangible assets related to commercial products as part of the Par Sterile Acquisition. These products are amortized based on its remaining useful life.
(2)	IPR&D indefinite-lived assets include IPR&D as part of the Merger, IPR&D acquired from the Watson/Actavis Merger, and IPR&D acquired as part of the Par Sterile Acquisition.
(3)	Trade names include Par and Par Sterile Acquisition related trade name. The Par Sterile Acquisition related trade name is being amortized over its useful life, while the Par trade name is treated as an indefinite-lived asset and is not amortized.

We recorded amortization expense related to intangible assets of approximately $184.8 million for the year ended December 31, 2014 (Successor), $184.3 million for the year ended December 31, 2013 (Successor), $42.8 million for the period July 12, 2012 (inception) to December 31, 2012 (Successor), and $31.2 million for the period January 1, 2012 to September 28, 2012 (Predecessor). After the Merger, amortization expense was included in cost of goods sold.

Intangible asset impairment

During the year ended December 31, 2014, we recorded intangible asset impairments totaling $146.9 million related to an adjustment to the forecasted operating results for two IPR&D intangible asset groups and eight Par Pharmaceutical segment products compared to their originally forecasted operating results at date of acquisition, inclusive of one discontinued product, one partially impaired product primarily due to the contract ending with the partner and a partially impaired IPR&D project from the Par Sterile Acquisition due to an adverse court ruling pertaining to related patent litigation. The estimated fair values of the assets were determined by completing updated discounted cash flow models. During the year ended December 31, 2013, we recorded intangible asset impairments totaling approximately $100.1 million for IPR&D classes of products and projects that were evaluated as part of the annual evaluation of indefinite lived intangible assets, as well as five products not expected to achieve their originally forecasted operating results and we ceased selling a product that had been acquired with the divested products from the Watson/Actavis Merger. During the period from January 1, 2012 to September 28, 2012 (Predecessor), we abandoned an in-process research and development project that was acquired in the Anchen Acquisition and recorded a corresponding intangible asset impairment of $2.0 million, and we exited the market of a commercial product that was acquired in the Anchen Acquisition and recorded a corresponding intangible asset impairment of $3.7 million.

Intangible assets presented in the Successor period are principally comprised of product related assets recognized at fair value in accordance with ASC 805 and are inclusive of assets that had previously been recognized in the Predecessor period and revalued as part of the Merger as well as assets initially recognized in connection with the Merger. Intangible assets presented in the Predecessor period are principally comprised of assets previously recognized at estimated fair value under ASC 805 as well as numerous asset acquisitions and acquisition of product and intellectual property rights recorded at cost. Intangible assets are amortized over the period in which the related cash flows are expected to be generated or on a straight-line basis over the products’ estimated useful life if the estimated cash flows method approximates straight-line basis. We evaluate all intangible assets for impairment whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. Such evaluations utilize forecasted financial information. As of December 31, 2014, we believe our net intangible assets are recoverable. The intangible assets included on our consolidated balance sheet at December 31, 2014 and December 31, 2013 includes the following:

Intangible assets acquired in the Merger

PPCI was acquired on September 28, 2012 through a merger transaction. Refer to Note 2—“Sky Growth Merger” for details of the transaction. As part of the Merger, we revalued intangible assets related to commercial products (developed technology), royalty streams, IPR&D, and our trade name.

The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately five years.

IPR&D is related to R&D projects that were incomplete at the Merger. There are 58 projects associated with IPR&D. Due to the nature of our generic product portfolio pipeline, individual products in the annual IPR&D groups are expected to launch within an annual time period or reasonably close thereto. When the first product of each annual IPR&D group launches, it is our policy to commence amortization of the entire annual group utilizing the related cash flows expected to be generated for the annual group. The remaining net book value of the related intangible asset associated with subsequently developed annual IPR&D groups will be amortized over a weighted average amortization period of approximately seven years.

Trade names constitute intellectual property rights and are marketing-related intangible assets. Our corporate trade name was valued using a relief from royalty method of the income approach and accounted for as an indefinite-lived intangible asset that will be subject to annual impairment testing or whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach.

Intangible assets acquired with the divested products from the Watson/Actavis Merger

On November 6, 2012, we acquired the U.S. marketing rights to five generic products that were currently marketed by Watson or Actavis, as well as eight ANDAs currently awaiting regulatory approval and a generic product in late-stage development, in connection with the merger of Watson and Actavis. Refer to Note 4—“Acquisition of Divested Products from the Watson/Actavis Merger” for details of the transaction.

The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately five years.

IPR&D consists of technology-related intangible assets used in research & development activities, which were incomplete at the time of the acquisition. Upon the successful completion and launch of a product in the group, we will make a separate determination of useful life of the related IPR&D intangible asset and commence amortization.

Intangible assets acquired with the Par Sterile acquisition

On February 20, 2014, we acquired intangible assets as part of the Par Sterile Acquisition. Refer to Note 3—“Par Sterile Acquisition,” for further details. The intangible assets related to commercial products (developed technology), IPR&D, and the JHP trade name.

The fair value of the developed technology and in-process research and development intangible assets were estimated using the discounted cash flow method of the income approach. We believe that the level and timing of cash flows appropriately reflect market participant assumptions. Some of the significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows by year by project or product (including net revenues, costs of sales, research and development costs, selling and marketing costs and other charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors.

Developed products are defined as products that are commercialized, all research and development efforts have been completed by the seller, and final regulatory approvals have been received. The developed product intangible assets are composite assets, comprising the market position of the product, the developed technology utilized, and the customer base to which the products are sold. Developed technology and the customer base were considered but have not been identified separately as any related cash flows would be very much intertwined with the product related intangibles. Developed products held by the Company are considered separable from the business as they could be sold to a third party. Developed products were valued using a multi-period excess earnings method under the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax cash flows attributable to the intangible asset only. The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately nine years.

IPR&D is related to research & development projects that were incomplete at the time of the Par Sterile Acquisition. We grouped and valued IPR&D based on the projected year of launch for each group, with the exception of one project that was expected to produce large cash flows in the future and we valued this project by itself. IPR&D is considered separable from the business as it could be sold to a third party. The value of IPR&D was accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until the completion or abandonment of each group. Upon the successful completion and launch of a product in a group, we will make a separate determination of useful life of the IPR&D intangible asset and commence amortization. This methodology resulted in six groups of IPR&D (2014 through 2018 plus a group with a single IPR&D project). When the first product of each IPR&D group launches, it is our policy to commence amortization of the entire group utilizing the related cash flows expected to be generated for the group. Due to the nature of our generic injectable product portfolio pipeline, individual products in the IPR&D groups are expected to launch within an annual time period or reasonably close thereto.

Trade names constitute intellectual property rights and are marketing-related intangible assets. The related trade name was valued using a relief from royalty method of the income approach and accounted for with a five year useful life based on expected utility. This asset will be subject to impairment testing whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach.

Estimated amortization expense for existing intangible assets at December 31, 2014

The following table does not include estimated amortization expense for future milestone payments that may be paid and result in the creation of intangible assets after December 31, 2014 and assumes the intangible asset related to the Par trade name as an indefinite lived asset will not be amortized in the future.

($ in thousands)	Estimated amortization expense
2015	$155,188
2016	150,649
2017	170,569
2018	135,113
2019	112,770
2020 and thereafter	290,064

$1,014,353

Note 13—Goodwill:

($ in thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Balance at beginning of period	$855,726	$856,726
Additions:
Par Sterile Acquisition (1)	156,382	—
Deductions:
Finalization of purchase accounting (2)	—	(1,000)

Balance at end of period	$1,012,108	$855,726

(1)	As noted in Note 3 -“Par Sterile Acquisition,” we acquired Par Sterile as of February 20, 2014. Based upon our purchase price allocation, we recorded $156.4 million of incremental goodwill. This goodwill was allocated to Par.
(2)	As noted in Note 2—“Sky Growth Merger,” PPCI was acquired through the Merger. Based upon purchase price allocation in accordance with ASC 350-20-35-30, we recorded goodwill, which was allocated to Par.

Goodwill is not being amortized, but is tested at least annually, on or about October 1st or whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach. The goodwill impairment test consists of a two-step process. The first step is to identify a potential impairment and the second step measures the amount of impairment, if any. We performed a qualitative assessment (“Step Zero analysis”) to determine whether it is necessary to perform the two-step goodwill impairment test as of October 1, 2014. The Step Zero analysis entailed an assessment of the totality of events and circumstances that could affect the comparison of our reporting unit’s fair value with its carrying amount. Goodwill is deemed to be impaired if the carrying amount of a reporting unit exceeds its estimated fair value. As of October 1, 2014, the Company performed its annual goodwill impairment assessment via the Step Zero analysis and concluded that it was not necessary to perform the two-step goodwill impairment test and that there was no impairment. No impairment of goodwill had been recognized through December 31, 2014.

Note 14—Debt:

($ in thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Senior secured term loan	$1,435,837	$1,055,340
Senior secured revolving credit facility	—	—
7.375% senior notes	490,000	490,000

	1,925,837	1,545,340
Less unamortized debt discount to senior secured term loan	(7,265)	(7,821)
Less current portion	(14,503)	(21,462)

Long-term debt	$1,904,069	$1,516,057

Senior credit facilities

In connection with the Merger, on September 28, 2012, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, led by Bank of America, N.A., as Administrative Agent, Bank of America, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Citigroup Global Markets, Inc., RBC Capital Markets LLC and BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Lead Bookrunners, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as Co-Syndication Agents, and Citigroup Global Markets Inc. and RBC Capital Markets LLC as Co-Documentation Agents, to provide senior credit facilities comprised of a seven-year senior secured term loan in an initial aggregate principal amount of $1,055.0 million (the “Term Loan Facility”) and a five-year senior secured revolving credit facility in an initial amount of $150.0 million (the “Revolving Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”). The proceeds of the Revolving Facility are available for general corporate purposes.

The Credit Agreement contains customary representations and warranties, as well as customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due, breach of covenants, breach of representations and warranties, insolvency proceedings, certain judgments and any change of control. The Credit Agreement also contains various customary covenants that, in certain instances, restrict our ability to: (i) create liens on assets; (ii) incur additional indebtedness; (iii) engage in mergers or consolidations with or into other companies; (iv) engage in dispositions of assets, including entering into a sale and leaseback transaction; (v) pay dividends and distributions or repurchase capital stock; (vi) make investments, loans, guarantees or advances in or to other companies; (vii) change the nature of our business; (viii) repay or redeem certain junior indebtedness, (ix) engage in transactions with affiliates; and (x) enter into restrictive agreements. In addition, the Credit Agreement requires us to demonstrate compliance with a maximum senior secured first lien leverage ratio whenever amounts are outstanding under the revolving credit facility as of the last day of any quarterly testing period. All obligations under the Credit Agreement are guaranteed by our material domestic subsidiaries. We were in compliance with all applicable covenants as of December 31, 2014.

The Credit Agreement includes an accordion feature pursuant to which we may increase the amount available to be borrowed by up to an additional $250.0 million (or a greater amount if we meet certain specified financial ratios) under certain circumstances. Repayments of the proceeds of the term loan are due in quarterly installments over the term of the Credit Agreement. Amounts borrowed under the Revolving Facility are payable in full upon expiration of the Credit Agreement. We are also obligated to pay a commitment fee based on the unused portion of the Revolving Facility.

We are obligated to make mandatory principal prepayments for any fiscal year if the ratio of total amount of outstanding senior secured term loan less cash and cash equivalents divided by our consolidated EBITDA is greater than 2.50 to 1.00 as of December 31 of any fiscal year. When the ratio is greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, we are required to pay 25% of excess cash flows, as defined in the Credit Agreement. When the ratio is greater than 3.00 to 1.00, we are required to pay 50% of excess cash flows in the form of principal prepayments. For the year ended December 31, 2013, we were obligated to pay $10.8 million of principal prepayments during the first quarter of 2014. However, certain Term Lenders exercised their right under the Credit Agreement to decline their pro rata share of the mandatory principal prepayment. Therefore our actual mandatory principal prepayment in the first quarter of 2014 was $5.0 million. As permitted under the Credit Agreement, we applied this mandatory principal prepayment amount against scheduled principal payments for the second and third quarters of 2014. As of December 31, 2014 we were not obligated to make any mandatory principal prepayments.

Repricing of the term loan facility and additional borrowings—2014

On February 20, 2014, in conjunction with our acquisition of Par Sterile, we entered into an amendment to our Senior Credit Facility that refinanced all of the outstanding tranche B-1 term loans of the Borrower (the “Existing Tranche B Term Loans”) with a new tranche of tranche B-2 term loans (the “New Tranche B Term Loans”) in an aggregate principal amount of $1,055.0 million. The terms of the New Tranche B Term Loans are substantially the same as the terms of the then Existing Tranche B Term Loans, except that (1) the interest rate margins applicable to the New Tranche B Term Loans are 3.00% for LIBOR and 2.00% for base rate, a 25 basis point reduction compared to the Existing Tranche B Term Loans, and (2) the New Tranche B Loans were subject to a soft call provision applicable to the optional prepayment of the loans which would have required a premium equal to 1.00% of the aggregate principal amount of the loans being prepaid if, on or prior to August 20, 2014, the Company entered into certain repricing transactions. Additionally, the maximum senior secured net leverage ratio in compliance with which the Company can incur new incremental debt was increased by 25 basis points to 3.75:1.00.

Additionally, on February 20, 2014, in conjunction with our acquisition of Par Sterile, we also entered into the Incremental Term B-2 Joinder Agreement (the “Joinder”) among us, Holdings, and certain of our subsidiaries, and our lenders. Under the terms of the Joinder, PPCI borrowed an additional $395.0 million of New Tranche B Term Loans from the lenders participating therein for the purpose of consummating our acquisition of Par Sterile.

In connection with the transactions described herein, we incurred related transaction costs for the quarter ended March 31, 2014 that totaled $12.4 million of which $8.2 million representing acquisition and financing transaction costs were included in operating expenses as selling, general and administrative on the consolidated statements of operations and $4.1 million were capitalized as deferred financing costs or debt discount on the consolidated balance sheet. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $4.0 million of the existing unamortized deferred financing costs were written off in connection with this repricing and included in the consolidated statements of operations as a loss on debt extinguishment.

Refinancing of the term loan facility—2013

On February 6, 2013, the Company, Par Pharmaceutical, Inc., as co-borrower, Sky Growth Intermediate Holdings II Corporation (“Intermediate Holdings”), the subsidiary guarantor party thereto, Bank of America, as administrative agent, and the lenders and other parties thereto modified the Term Loan Facility (as amended, the “New Term Loan Facility”) by entering into Amendment No. 1 (“Amendment No. 1”) to the Credit Agreement.

Amendment No. 1 replaced the existing term loans with a new class of term loans in an aggregate principal amount of $1,066.0 million (the “New Term Loans”). Borrowings under the New Term Loan Facility bore interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR (which is subject to a 1.00% floor) or the base rate (which is subject to a 2.00% floor). The applicable margin for borrowings under the New Term Loans was 3.25% for LIBOR borrowings and 2.25% for base rate borrowings. Amendment No. 1 provided for a soft call option applicable to the New Term Loans. The soft call option provided for a premium equal to 1.00% of the amount of the outstanding principal if, on or prior to August 6, 2013, PPCI entered into certain repricing transactions. The other terms applicable to the New Term Loans were substantially the same terms as the original term loans.

In connection with the transactions described herein, PPCI paid a 1.00% soft call premium in an aggregate amount of approximately $10.5 million on the existing term loan in February 2013, a portion of which was capitalized as a discount to the New Term Loan Facility. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $5.9 million of the existing unamortized deferred financing costs and $1.4 million of the related $10.5 million soft call premium were written off in connection with this refinancing and included in the consolidated statements of operations as a loss on debt extinguishment.

Repricing of the revolving facility—2013

The Company and Par Pharmaceutical, Inc., as co-borrower, Intermediate Holdings, the subsidiary guarantor party thereto, Bank of America, as administrative agent, and the lenders and other parties thereto modified the Revolving Credit Facility by entering into Amendment No. 2 (“Amendment No. 2”), dated February 22, 2013, and Amendment No. 3 (“Amendment No. 3” and, together with Amendment No. 2, the “Revolver Amendments”), dated February 28, 2013, to the Credit Agreement.

The Revolver Amendments extend the scheduled maturity of the revolving credit commitments of certain existing lenders (the “Extending Lenders”) who have elected to do so, such extension to be effected by converting such amount of the existing revolving credit commitments of the Extending Lenders into a new tranche of revolving credit commitments (the “Extended Revolving Facility”) that will mature on December 28, 2017. The Revolver Amendments also set forth the interest rate payable on borrowings outstanding under the Extended Revolving Facility, as described below. The aggregate commitments under the Extended Revolving Facility are $127.5 million and the aggregate commitments under the non-extended portion of the Revolving Facility are $22.5 million. There were no outstanding borrowings from the Revolving Facility or the Extended Revolving Facility as of December 31, 2014.

Borrowings under both the non-extended portion of the Revolving Facility and the Extended Revolving Facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR or the base rate. The initial applicable margin for borrowings under the Extended Revolving Facility is 3.25% for LIBOR borrowings and 2.25% for base rate borrowings. The initial applicable margin for LIBOR and base rate borrowings under the non-extended portion of the Revolving Facility remain at 3.75% and 2.75%, respectively. Borrowings and repayments of loans under the Extended Revolving Facility and the non-extended portion of the Revolving Facility may be made on a non-pro rata basis with one another, and the commitments under the non-extended portion of the Revolving Facility may be terminated prior to the commitments under the Extended Revolving Credit Facility. The other terms applicable to the Extended Revolving Credit Facility are substantially identical to those of the Revolving Credit Facility.

7.375% senior notes

In connection with the Merger, on September 28, 2012, we issued $490.0 million aggregate principal amount of 7.375% senior notes due 2020 (the “Notes”). The Notes were issued pursuant to an indenture entered into as of the same date between the Company and Wells Fargo Bank, National Association, as trustee. Interest on the Notes is payable semi-annually on April 15 and October 15, commencing on April 15, 2013. The Notes mature on October 15, 2020.

We may redeem the Notes at our option, in whole or in part on one or more occasions, at any time on or after October 15, 2015, at specified redemption prices that vary by year, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to October 15, 2015, we may redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to the sum of (i) 107.375% of the aggregate principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the redemption date. At any time prior to October 15, 2015, we may also redeem the Notes, in whole or in part on one or more occasions, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and a specified “make-whole premium.”

The Notes are guaranteed on a senior unsecured basis by our material existing direct and indirect wholly-owned domestic subsidiaries and, subject to certain exceptions, each of our future direct and indirect domestic subsidiaries that guarantees the Senior Credit Facilities or our other indebtedness or indebtedness of the guarantors will guarantee the Notes. Under certain circumstances, the subsidiary guarantors may be released from their guarantees without consent of the holders of Notes.

The Notes and the subsidiary guarantees will be our and the guarantors’ senior unsecured obligations and will (i) rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness; (ii) rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness; (iii) be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and (iv) be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the Notes.

The indenture governing the Notes contains customary representations and warranties, as well as customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due, breach of covenants, a payment default or acceleration equaling $40.0 million or more according to the terms of certain other indebtedness, failure to pay final judgments aggregating in excess of $40.0 million when due, insolvency proceedings, a required guarantee shall cease to remain in full force. The indenture also contains various customary covenants that, in certain instances, restrict our ability to: (i) pay dividends and distributions or repurchase capital stock; (ii) incur additional indebtedness; (iii) make investments, loans, guarantees or advances in or to other companies; (iv) engage in dispositions of assets, including entering into a sale and leaseback transaction; (v) engage in transactions with affiliates; (vi) create liens on assets; (vii) redeem or repay certain subordinated indebtedness, (viii) engage in mergers or consolidations with or into other companies; and (ix) change the nature of our business. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants will be suspended during any period of time that (1) the Notes have Investment Grade Ratings (as defined in the indenture) from both Moody’s Investors Service, Inc. and Standard & Poor’s, and (2) no default has occurred and is continuing under the indenture. In the event that the Notes are downgraded to below an Investment Grade Rating, the Company and certain subsidiaries will again be subject to the suspended covenants with respect to future events. We were in compliance with all covenants as of December 31, 2014.

We incurred interest expense of $108.4 million in 2014 (Successor) and $95.5 million in 2013 (Successor). During the period from July 12, 2012 (inception) to December 31, 2012 (Successor), we incurred interest expense of $26.0 million, and during the period from January 1, 2012 to September 28, 2012 (Predecessor), we incurred interest expense of $9.2 million.

Debt Maturities as of December 31, 2014	($ in thousands)
2015	$14,503
2016	14,503
2017	14,503
2018	14,503
2019	1,377,825
2020	490,000

Total debt at December 31, 2014	$1,925,837

The fair value of the senior secured credit term loan was estimated to be approximately $1,399.9 million at December 31, 2014 (level 2 inputs) as compared to the face value of $1,435.8 million. The fair value of the Notes was estimated to be approximately $507.8 million at December 31, 2014 (level 2 inputs) as compared to their face value of $490.0 million.

Note 15—Derivative instruments and hedging activities

Risk management objective of using derivatives

We are exposed to certain risks arising from global economic conditions. We manage economic risks, including interest rate risk primarily through the use of derivative financial instruments. All derivatives are carried at fair value on our consolidated balance sheets. We do not enter into speculative derivatives. Specifically, we enter into derivative financial instruments to manage exposures that arise from payment of future known and uncertain cash amounts related to our borrowings, the value of which are determined by LIBOR interest rates. We may net settle any of our derivative positions under agreements with our counterparty, when applicable.

Cash flow hedges of interest rate risk via interest rate caps

Our objective in using interest rate derivatives is to add certainty to interest expense amounts and to manage our exposure to interest rate movements, specifically to protect us from variability in cash flows attributable to changes in LIBOR interest rates. To accomplish this objective, we primarily use interest rate caps as part of our interest rate risk management strategy. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if LIBOR exceeds the strike rate in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. We entered into such derivatives to hedge the variable cash flows associated with existing variable-rate debt under our Credit Agreement. We assess effectiveness and the effective portion of changes in the fair value of derivatives designated and qualified as cash flow hedges for financial reporting purposes is recorded in “Accumulated other comprehensive loss” on our consolidated balance sheet and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Any ineffective portion of the change in fair value of the derivatives would be recognized directly in earnings.

Interest rate caps

As of December 31, 2014, we had eight outstanding interest rate caps with two counterparties with various termination dates and notional amounts, which we deemed to be effective for accounting purposes. The derivatives had a combined notional value of $750.0 million, all with effective dates as of either September 30, 2013 or 2014 and with termination dates each September 30th beginning in 2015 and ending in 2018. Consistent with the terms of the Credit Agreement, the interest rate caps have a strike of 1% which matches the LIBOR floor of 1.0% on the debt. The premium is deferred and paid over the life of the instrument. The effective annual interest rate related to these interest rate caps was a fixed weighted average rate of approximately 4.8% at December 31, 2014. These instruments are designated for accounting purposes as cash flow hedges of interest rate risk related to our Credit Agreement. In addition, amounts reported in “Accumulated other comprehensive loss” on our consolidated balance sheet related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt under the Credit Agreement. Approximately 35% of our total outstanding debt at December 31, 2014 remains subject to variability in cash flows attributable to changes in LIBOR interest rates. During the next twelve months, we estimate that $5.8 million will be reclassified from “Accumulated other comprehensive loss” on our consolidated balance sheet at December 31, 2014 to interest expense.

Fair value

As of the effective date, we designated the interest rate swap agreements as cash flow hedges. As cash flow hedges, unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. The interest rate swap agreements are highly correlated to the changes in LIBOR interest rates. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses will be recorded as a component of interest expense. As of December 31, 2014, we recorded $5.7 million (or $3.6 million, net of tax) as part of “Accumulated other comprehensive loss” on our consolidated balance sheet. Future realized gains and losses in connection with each required interest payment will be reclassified from Accumulated other comprehensive loss to interest expense.

We elected to use the income approach to value the derivatives, using observable Level 2 market expectations at each measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the cap valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates, volatility and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Key inputs for valuation models include the cash rates, futures rates, swap rates, credit rates and interest rate volatilities. Reset rates, discount rates and volatilities are interpolated from these market inputs to calculate cash flows as well as to discount those future cash flows to present value at each measurement date. Refer to Note 8 for additional information regarding fair value measurements.

The fair value of our derivative instruments measured as outlined above as of December 31, 2014 was as follows:

($ in thousands) Description	December 31, 2014	Quoted prices level 1	Significant other observable inputs level 2	Significant other unobservable inputs level 3
ASSETS
Current Assets
Derivatives	$—	$—	$—	$—

	$—	$—	$—	$—

LIABILITIES
Current Liabilities
Derivatives	$(5,700)	$—	$(5,700)	$—

	$(5,700)	$—	$(5,700)	$—

The following table summarizes the fair value and presentation in our consolidated balance sheets for derivative instruments as of December 31, 2014 and 2013:

	Asset derivatives			Liability derivatives
	Balance sheet	December 31, 2014	December 31, 2013	Balance sheet	December 31, 2014	December 31, 2013
($ in thousands)	location	Fair value	Fair value	location	Fair value	Fair value
Derivatives designated as hedging instruments under ASC 815
Interest rate cap contracts		—	—	Other Current Liabilities	$(5,763)	(4,002)
Interest rate cap contracts		—	—	Other Non- Current Liabilities	$(138)	—
Interest rate cap contracts		—	—	Other Assets	201	2,813

Total derivatives designated as hedging instruments under ASC 815		—	—		$(5,700)	$(1,189)

Total derivatives		—	—		$(5,700)	$(1,189)

The following tables summarize our eight interest cap agreements with a two counterparties. We separately record the short-term and long-term portion of our derivatives. As of December 31, 2014 each agreement represented a net liability for us and none of our interest cap agreements represented a net asset:

($ in thousands)	Offsetting of derivative liabilities as of December 31, 2014
				Gross amounts not
				offset in the statement
				of financial position
Description	Gross amounts of recognized liabilities	Gross amounts offset in the statement of financial position	Net amounts of liabilities presented in the statement of financial position	Financial instruments	Cash collateral pledged	Net amount
Derivatives by counterparty
Counterparty 1	$(3,820)	$(143)	$(3,963)	$143	$—	$(3,820)
Counterparty 2	(1,880)	(58)	(1,938)	58	—	(1,880)

Total	$(5,700)	$(201)	$(5,901)	$201	$—	$(5,700)

($ in thousands)	Offsetting of derivative assets as of December 31, 2014
				Gross amounts not
				offset in the statement
				of financial position
Description	Gross amounts of recognized assets	Gross amounts offset in the statement of financial position	Net amounts of assets presented in the statement of financial position	Financial instruments	Cash collateral pledged	Net amount
Derivatives by counterparty
Counterparty 1	$—	$143	$143	$(143)	$—	$—
Counterparty 2	—	58	58	(58)	—	—

Total	$—	$201	$201	$(201)	$—	$—

The following table summarizes information about the fair values of our derivative instruments on the condensed consolidated statements of other comprehensive loss for the years ended December 31, 2014 and December 31, 2013 (Pre-tax):

	For the year ended
	December 31, 2014	December 31, 2013
Other Comprehensive Loss Rollforward:
Beginning Balance Loss (Pre-tax)	$(1,189)	$—
Amount Recognized in Other Comprehensive Loss on Derivative (Pre-tax)	(9,007)	(2,203)
Amount Reclassified from Other Comprehensive Loss into Interest Expense (Pre-tax)	4,496	1,014

Ending Balance Loss (Pre-tax)	$(5,700)	$(1,189)

The following table summarizes the effect and presentation of derivative instruments, including the effective portion or ineffective portion of our cash flow hedges, on the consolidated statements of operations for the periods ending December 31, 2014 and 2013:

	The effect of derivative instruments on the statement of financial performance
($ in thousands)	For the year ended December 31, 2014 and December 31, 2013
Derivatives in ASC 815 cash flow hedging relationships	Amount of gain or (loss) recognized in other comprehensive income (loss) on derivative (effective portion)		Location of gain or (loss) reclassified from accumulated other comprehensive income (loss) into income (loss)	Amount of gain or (loss) reclassified from accumulated other comprehensive income into income (loss) (effective portion)		Location of gain or (loss) recognized in income (loss) on derivative (ineffective	Amount of gain or (loss) recognized in income on derivative (ineffective portion)
	2014	2013	(effective portion)	2014	2013	portion)	2014	2013
Interest rate cap contracts	$(9,007)	(2,203)	Interest Expense	$(4,496)	(1,014)	Interest Expense	$—	—

Total	$(9,007)	(2,203)		$(4,496)	(1,014)		$—	$—

Note 16—Guarantor and non-guarantor narrative disclosure:

PPCI is the sole issuer of the Notes. The Notes are guaranteed on a senior unsecured basis by PPCI’s material direct and indirect wholly-owned domestic subsidiaries. The guarantees are full and unconditional and joint and several. PPCI has no independent assets or operations. Each of the subsidiary guarantors is 100% owned by PPCI and all its non-guarantor subsidiaries are minor subsidiaries.

Note 17—Share-based compensation:

We account for share-based compensation as required by FASB ASC 718-10 Compensation—Stock Compensation (“ASC 718”), which requires companies to recognize compensation expense in the amount equal to the fair value of all share-based payments granted to employees. Under ASC 718-10, we recognize share-based compensation ratably over the service period applicable to the award. ASC 718-10 also requires that excess tax benefits be reflected as financing cash flows.

On May 9, 2014 and June 13, 2014, in view of the limited number of shares remaining in the Sky Growth Holdings Corporation 2012 Equity Incentive Plan (the “Plan”) and in order to enhance the Company’s ability to retain employees and to increase the mutuality of interests between employees and stockholders, the Board of Directors of Holdings amended the Plan to increase the maximum number of shares of Holdings common stock, $0.001 par value per share (the “Stock”) that may be delivered in satisfaction of, or may underlie, awards under the Plan, including stock options (the “Pool”), by 8,750,000 shares of Stock. At December 31, 2014, approximately 4,082,000 total shares of Stock were available for future issuances from the Pool.

Successor share-based compensation

Stock options

In conjunction with the Merger, certain senior level employees of PPCI were granted stock options in Holdings, effectively granted as of September 28, 2012, under the terms of the Sky Growth Holdings Corporation 2012 Equity Incentive Plan. The share-based compensation expense relating to awards to those persons has been pushed down from Holdings to PPCI.

Each optionee received 2 equal tranches of stock options. Tranche 1 options vest based upon continued employment over a five year period, ratably 20% each annual period. Our policy is to recognize expense for this type of award on a straight-line basis over the requisite service period for the entire award (5 years). Tranche 2 options vest based upon continued employment and the company achieving specified annual or bi-annual EBITDA targets. Compensation expense will be recognized on a graded vesting schedule. In circumstances where the specified annual or bi-annual EBITDA targets are not met, Tranche 2 options may also vest in amounts of either 50% or 100% of the original award in the event of a initial public offering or other sale of the company to a third party buyer (a market condition) that returns a specified level of proceeds calculated as a multiple of the original equity invested in the Company as of September 28, 2012.

We granted a member of the Board of Directors of Holdings stock options in Holdings during the year ended December 31, 2013 under similar terms as the Tranche 1 options granted as of September 28, 2012 under the Sky Growth Holdings Corporation 2012 Equity Incentive Plan. These stock options vest based upon continued service over an approximate five year period, ratably 20% each period ending September 28th. We will recognize expense on a straight-line basis over the requisite service period for the entire award. The share-based compensation expense relating to the award has been pushed down from Holdings to the Company. We used the Black-Scholes stock option pricing model to estimate the fair value of the stock option awards.

In addition, during the year ended December 31, 2014, the Holdings Board of Directors authorized the additional grants of options to purchase shares of Holdings’ Stock pursuant to the Sky Growth Holdings Corporation 2012 Equity Incentive Plan at an exercise price of $1.40 (equal to the estimated fair market value of Holdings’ Stock at that time) to certain employees and a member of Holdings Board of Directors. The stock option grants are roughly divided into two tranches of stock options. Tranche 1 of the options will vest in equal increments of 25% on each of the first, second, third, and fourth anniversaries of the “Vesting Commencement Date” as defined in each stock option agreement, provided that each employee remains in continuous employment with the Company through such dates. Tranche 2 of the options (the “Performance Options”) will vest in equal increments of 25%, subject to the employee remaining in continuous employment with the Company through the applicable anniversary of the Vesting Commencement Date and to the Company’s achievement of specified annual EBITDA targets for 2014 through 2017. If an applicable portion of the Performance Options do not vest based on the achievement of the specified annual EBITDA target for a particular year, such portion will be eligible to vest in the next succeeding fiscal year if a two-year cumulative EBITDA target is met (other than with respect to 2017, for which there is no two-year cumulative EBITDA target). In circumstances where the specified annual or bi-annual EBITDA targets are not met, Tranche 2 options may also vest in amounts of either 50% or 100% of the original award in the event of an initial public offering or other sale of Holdings to a third party buyer (a market condition) that returns a specified level of proceeds calculated as a multiple of its investment in Holdings by the Sponsor.

We used the Black-Scholes stock option pricing model to estimate the fair value of Tranche 1 and Tranche 2 without a market condition (service and performance conditions only) stock option awards with the following weighted average assumptions:

	For the year ended		For the period
	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012
	(Successor)	(Successor)	(Successor)
TRANCHE 1
Risk-free interest rate	2.1%	N/A	0.9%
Expected life (in years)	6.3	N/A	5.0
Expected volatility	63.0%	N/A	75.0%
Dividend	0.0%	N/A	0.0%

	For the year ended		For the period
	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012
	(Successor)	(Successor)	(Successor)
TRANCHE 2
Risk-free interest rate	2.1%	N/A	1.0%
Expected life (in years)	6.5	N/A	5.0
Expected volatility	63.0%	N/A	75.0%
Dividend	0.0%	N/A	0.0%

The Tranche 2 stock option grants with a market condition were valued using a Monte Carlo simulation. In addition to the above assumptions utilized in the Black-Scholes model, the Monte Carlo simulation developed a range of projected outcomes of the market condition by projecting potential share prices over a 4 or 5 year simulation and determining if the share price had reached the specified level of proceeds stipulated in the equity plan. We ran millions simulations and concluded the fair value of the Tranche 2 Option with market condition as the average of present value of the payoffs across all simulations.

A summary of the calculated estimated grant date fair value per option is as follows:

	For the year ended		For the period
	December 31, 2014	December 31, 2013	July 12, 2012 to December 31, 2012
Fair value of stock options	(Successor)	(Successor)	(Successor)
TRANCHE 1	$0.83	N/A	$0.67
TRANCHE 2 without market condition	$0.85	N/A	$0.68
TRANCHE 2 with market condition	$0.72	N/A	$0.66

For Tranche 2 options, each quarter we will evaluate the probability of the Company achieving the annual or the bi-annual EBITDA targets (“Vesting Event A”) and the probability of an initial public offering or other sale of the Company to a third party buyer (“Vesting Event B”). If it is probable that the Company will achieve Vesting Event A, then the Company will recognize expense for Tranche 2 options at the per option value noted above with any necessary adjustments to expense to be equal to the ratable expense as of the end of that particular quarter end. If it is probable that the Company will achieve Vesting Event B, but not Vesting Event A, then the Company will recognize expense for Tranche 2 options at the per option value (which is the fair value taking into account the market condition) noted above with any necessary adjustment to expense to be equal to the ratable expense as of the end of that particular quarter end.

Set forth below is the impact on our results of operations of recording share-based compensation from stock options for the years ended December 31, 2014, December 31, 2013 and for the period from July 12, 2012 (inception) to December 31, 2012 ($ in thousands):

	For the year ended December 31, 2014	For the year ended December 31, 2013	For the period July 12, 2012 to December 31, 2012
	(Successor)	(Successor)	(Successor)
Cost of goods sold	$858	$901	$223
Selling, general and administrative	7,721	8,147	2,003

Total, pre-tax	8,579	9,048	2,226
Tax effect of share-based compensation	(3,088)	(3,348)	(824)

Total, net of tax	$5,491	$5,700	$1,402

The following is a summary of our stock option activity (shares in thousands):

	Shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
TRANCHE 1
Balance at December 31, 2013	21,830	$1.00
Granted	6,604	1.40
Exercised	(170)	1.00
Forfeited	(400)	1.02

Balance at December 31, 2014	27,864	1.09	8.2	40,834

Exercisable at December 31, 2014	8,762	1.01	7.9	13,569

Vested and expected to vest at December 31, 2014	$27,488	$1.10	8.2	$40,248

	Shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
TRANCHE 2
Balance at December 31, 2013	21,330	$1.00
Granted	6,104	1.40
Exercised	(110)	1.00
Forfeited	(400)	1.02

Balance at December 31, 2014	26,924	1.09	8.2	39,568

Exercisable at December 31, 2014	8,372	1.00	7.8	13,060

Vested and expected to vest at December 31, 2014	$26,384	$1.09	8.2	$38,795

Rollover options

As part of the Merger, certain employees of PPCI were given the opportunity to exchange their stock options in PPCI for stock options in Holdings (“Rollover Stock Options”). TPG was not legally or contractually required to replace PPCI stock options with Holdings stock options, therefore the Rollover Stock Options were not part of the purchase price. The ratio of exchange was based on the intrinsic value of the PPCI stock options at September 28, 2012.

The term of the PPCI stock options exchanged for Holdings stock options were not extended. All Rollover Stock Options maintained their 10 year term from original grant date.

All of the Rollover Stock Options were either vested prior to September 27, 2012 or were accelerated vested on September 27, 2012 (date of the PPCI shareholders’ meeting that approved Par’s acquisition by TPG) in accordance with the terms of the PPCI stock option agreements. No additional vesting conditions were imposed on the holders of the Rollover Stock Options. All remaining unrecognized share-based compensation expense associated with the Rollover Stock Options was recognized as of September 27, 2012 on PPCI’s (the predecessor’s) books and records.

The following is a summary of our Rollover Stock Options activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Balance at December 31, 2013	17,351	$0.25
Granted	—	0.25
Exercised	(268)	0.25
Forfeited	—	0.25

Balance at December 31, 2014	17,083	0.25	5.4	$39,461

Exercisable at December 31, 2014	$17,083	$0.25	5.4	$39,461

Restricted stock

In addition, in conjunction with the Merger, certain senior level employees were granted restricted stock units (RSUs) in Holdings.

Each RSU has only a time-based service condition and will vest no later than the fifth anniversary of the grant date (September 28, 2017) upon fulfillment of the service condition.

The fair value of each RSU is based on fair value of each share of Holdings common stock on the grant date. The RSUs are classified as equity awards. The total calculated value, net of estimated forfeitures, will be recognized ratably over the 5 year vesting period.

Set forth below is the impact on our results of operations of recording share-based compensation from RSUs for the years ended December 31, 2014, and 2013, and for the period July 12, 2012 (inception) to December 31, 2012 ($ amounts in thousands):

	For the year ended December 31, 2014	For the year ended December 31, 2013	For the period July 12, 2012 to December 31, 2012
	(Successor)	(Successor)	(Successor)
Cost of goods sold	$—	$—	$1
Selling, general and administrative	99	106	13

Total, pre-tax	99	106	14
Tax effect of share-based compensation	(36)	(39)	(5)

Total, net of tax	$63	$67	$9

The following is a summary of our RSU activity (shares and aggregate intrinsic value in thousands):

		Weighted
		average	Aggregate
		grant	intrinsic
	Shares	price	value
Balance at December 31, 2013	375	$1.00
Granted	—	1.00
Vested	(50)	1.00
Forfeited	—	1.00

Non-vested restricted stock unit balance at December 31, 2014	325	$1.00	$832

Long-term cash incentive awards

In conjunction with the Merger, certain employees were granted awards under the Long-term Cash Incentive Award Agreement incentive plan from Holdings. Each participant has the potential to receive a cash award based on specific achievements in the event of a transaction (e.g., initial public offering or sale of the company to a third party buyer) that returns a specified level of proceeds calculated as a multiple of the equity invested in the Company by the Sponsor. There is no vesting period under the long-term cash incentive plan. The grantees must be employed by Holdings at the time of a transaction event in order to be eligible for a cash payment.

This plan is accounted for in accordance with ASC 450 and will be evaluated quarterly. If information available before the financial statements are issued indicates that it is probable that a liability had been incurred at the date of the financial statements then an accrual shall be made for the estimated cash payout. No amount was accrued for the Long-term Cash Incentive Awards through December 31, 2014.

Predecessor share-based compensation

As a result of the Merger, as of September 27, 2012, the Predecessor’s unvested share-based compensation instruments were accelerated to vest in accordance with the underlying Predecessor equity plans. These instruments, together with previously vested awards, and with the exception of Rollover Options discussed above, were settled in cash at the $50.00 purchase price per share paid by TPG in the Merger. All previous share-based compensation plans were canceled in conjunction with the Merger.

Stock options

We used the Black-Scholes stock option pricing model to estimate the fair value of stock option awards with the following weighted average assumptions:

For the period ended
September 28, 2012
Risk-free interest rate	0.8%
Expected life (in years)	4.7
Expected volatility	43.9%
Dividend	0%

The following is a summary of the weighted average per share fair value of options granted for the period ended September 28, 2012.

For the period ended
September 28, 2012
Weighted average per share fair value of options granted	$12.46

Set forth below is the impact on our results of operations of recording share-based compensation from stock options for the period ended September 28, 2012 ($ in thousands):

For the period ended
September 28, 2012
Cost of goods sold	$300
Selling, general and administrative	2,700

Total, pre-tax	$3,000
Tax effect of share-based compensation	(1,110)

Total, net of tax	$1,890

The following is a summary of our stock option activity (shares and aggregate intrinsic value in thousands):

		Weighted average	Weighted average	Aggregate intrinsic
	Shares	grant price	remaining life	value
Balance at December 31, 2011	2,286	$30.11	—	—
Granted	310	32.97	—	—
Exercised	(1,659)	25.61	—	—
Forfeited	(937)	39.12	—	—

Balance at September 28, 2012	—	$—	—	$—

Total fair value of shares vested ($ in thousands):

For the period ended
September 28, 2012
Total fair value of shares vested	$3,125

Restricted stock/restricted stock units

Outstanding restricted stock and restricted stock units generally vested ratably over four years. The related share-based compensation expense was recorded over the requisite service period, which was the vesting period. The fair value of restricted stock was based on the market value of our common stock on the date of grant.

The impact on our results of operations of recording share-based compensation from restricted stock for the period ended September 28, 2012 was as follows ($ in thousands):

For the period ended
September 28, 2012
Cost of goods sold	$377
Selling, general and administrative	3,390

Total, pre-tax	$3,767
Tax effect of stock-based compensation	(1,394)

Total, net of tax	$2,373

The following is a summary of our restricted stock activity (shares and aggregate intrinsic value in thousands):

		Weighted average	Aggregate intrinsic
	Shares	grant price	value
Non-vested balance at December 31, 2011	281	$24.28	—
Granted	99	32.89	—
Exercised	(370)	26.37	—
Forfeited	(10)	32.00	—

Non-vested balance at September 28, 2012	—	$—	$—

The following is a summary of our restricted stock unit activity (shares and aggregate intrinsic value in thousands):

		Weighted average	Aggregate intrinsic
	Shares	grant price	value
Non-vested restricted stock unit balance at December 31, 2011	69	$36.47	—
Granted	82	33.09	—
Exercised	(128)	34.97	—
Forfeited	(23)	32.76	—

Non-vested restricted stock unit balance at September 28, 2012	—	$—	$—

Restricted stock unit grants with internal performance conditions

In January 2012, we issued restricted stock units with performance conditions (“performance units”) to our Chief Operating Officer and our President. The vesting of these performance units was contingent upon the achievement of certain financial and operational goals related to the Anchen Acquisition and corporate entity performance with cliff vesting after three years if the performance conditions and continued employment condition were met.

Our Chief Operating Officer and our President each received approximately 25 thousand performance units in January 2012. The value of the performance units awarded was approximately $1.7 million thousand at the grant date. These awards were accelerated and vested as of September 28, 2012 and all related compensation was recognized as of that date.

Cash-settled restricted stock unit awards

We granted cash-settled restricted stock unit awards that vested ratably over four years to certain employees. The cash-settled restricted stock unit awards were classified as liability awards and were reported within accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheet through September 28, 2012. Cash settled restricted stock units entitled such employees to receive a cash amount determined by the fair value of our common stock on the vesting date. The fair values of these awards were remeasured at each reporting period (marked to market) until the awards vested and were paid as of September 28, 2012. Fair value fluctuations were recognized as cumulative adjustments to share-based compensation expense and the related liabilities. Cash-settled restricted stock unit awards were subject to forfeiture if employment terminated prior to vesting. Share-based compensation expense for cash-settled restricted stock unit awards were recognized ratably over the service period.

The impact on our results of operations of recording share-based compensation from cash-settled restricted stock units for the period ended September 28, 2012 was as follows ($ in thousands):

For the period ended
September 28, 2012
Cost of goods sold	$232
Selling, general and administrative	2,089

Total, pre-tax	$2,321
Tax effect of stock-based compensation	(859)

Total, net of tax	$1,462

Information regarding activity for cash-settled restricted stock units outstanding is as follows (number of awards in thousands):

		Weighted average	Aggregate intrinsic
	Shares	grant price	value
Awards outstanding at December 31, 2011	149	$32.97	—
Granted	137	33.38	—
Exercised	(40)	32.55	—
Forfeited	(246)	62.84	—

Awards outstanding at September 28, 2012	—	$—	$—

Employee stock purchase program:

We maintained an Employee Stock Purchase Program (the “Program”). The Program was designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. It enabled eligible employees to purchase shares of our common stock at a 5% discount to the fair market value. All shares were monetized and the Program was canceled as of September 28, 2012 in conjunction with the Merger.

(amounts in thousands)	For the period ended
September 28, 2012
Shares purchased by employees	5

Chief executive officer specific share-based compensation

On November 2, 2010, PPCI entered into an employment agreement with its former President and Chief Executive Officer (the “former CEO”), effective as of January 1, 2011. His employment agreement was for a three-year term, ending December 31, 2013. Pursuant to the employment agreement, the former CEO was eligible to receive an incentive compensation award based on the compound annual growth rate (“CAGR”) of PPCI common stock over the course of the three-year employment term (January 1, 2011 to December 31, 2013). The former CEO was eligible to receive an incentive compensation award ranging from $2.0 million (for a three-year CAGR of 4%) to $9.0 million (for a three-year CAGR of 20% or more). He was not eligible to receive an incentive compensation award if PPCI’s three-year CAGR was below 4%, and no incentive compensation award would be payable if the employment agreement was terminated prior to its expiration unless a change of control (as defined in the agreement) had occurred. This CAGR based award was classified as liability awards and are reported within accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheet through September 28, 2012. The fair values of this award was remeasured at each reporting period (mark-to-market) using a Monte Carlo valuation model until the award vested and was paid. Fair value fluctuations were recognized as cumulative adjustments to share-based compensation expense and the related liabilities. Share-based compensation expense for this CAGR award was recognized ratably over the three-year service period. Through September 28, 2012, PPCI $4.6 million of expense was recognized associated with this plan.

In January 2011, the former CEO was granted an equity award consisting of restricted stock units with a total grant date economic value of approximately $1.9 million. The units vested on the date that a change of control (as defined in the agreement) occurred. The related share-based compensation expense was recorded through September 28, 2012. The fair value of restricted stock units was based on the market value of our common stock on the date of grant.

Note 18—Income taxes:

The components of our provision (benefit) for income taxes on income from continuing operations for the years ended December 31, 2014 (Successor) and December 31, 2013 (Successor), the successor period from July 12, 2012 (inception) through December 31, 2012 (Successor), the predecessor period from January 1, 2012 through September 28, 2012 (Predecessor) are as follows ($ in thousands):

	For the year	For the year
	ended	ended	For the period
	December 31,	December 31,	July 12, 2012 to	January 1, 2012 to
	2014	2013	December 31, 2012	September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Current income tax provision (benefit):
Federal	$53,167	$19,505	$2,944	$21,878
State	917	187	159	(5,284)
Foreign	1,300	973	230	833

	55,384	20,665	3,333	17,427
Deferred income tax (benefit) provision:
Federal	(126,795)	(79,996)	(25,978)	12,982
State	(1,582)	(1,851)	(1,082)	(829)
Foreign	—	—	—	(50)

	(128,377)	(81,847)	(27,060)	12,103

	$(72,993)	$(61,182)	$(23,727)	$29,530

Deferred tax assets and (liabilities) as of December 31, 2014, and 2013 are as follows ($ in thousands):

	December 31,	December 31,
	2014	2013
	(Successor)	(Successor)
Deferred tax assets:
Accounts receivable	$61,580	$35,298
Inventories	15,945	12,670
Litigation settlements and contingencies	—	12,241
Accrued and prepaid expenses	8,506	8,219
Net operating losses and other carryforwards	19,475	15,015
Stock options and restricted shares	7,221	4,097
Other	3,782	4,790

	116,509	92,330
Less valuation allowance	(19,381)	(12,322)

Total deferred tax assets	97,128	80,008

Deferred tax liabilities:
Fixed assets	(21,358)	(20,621)
Deferred financing cost	(8,809)	(15,463)
Intangible assets	(240,675)	(275,399)
Other	(1,527)	(1,376)

Total deferred tax liabilities	(272,369)	(312,859)
Net deferred tax liability	($175,241)	($232,851)

Management believes it is more likely than not that $97.1 million of the deferred tax asset balance of $116.5 million as of December 31, 2014 will be realized.

We have gross net operating loss (“NOL”) carryforwards at December 31, 2014 of approximately $242.7 million for state income tax purposes. State NOL carryforwards will begin expiring in 2015. A gross valuation allowance on the deferred tax assets at December 31, 2014, primarily relates to certain state NOL’s and credit and capital loss carryforwards of approximately $252.0 million which represents $19.4 million of net valuation allowance. This valuation allowance increased in 2014 by $7.1 million, primarily due to an increase of certain state NOL’s principally driven by our debt service and acquisition costs.

The table below provides reconciliation between the statutory federal income tax rate and the effective rate of income tax expense for each of the periods shown as follows. For periods with a loss before benefit for income taxes, favorable tax items result in an increase in the effective tax rate, while unfavorable tax items result in a decrease in the effective tax rate. For periods with income before provision for income taxes, favorable tax items result in a decrease in the effective tax rate, while, unfavorable tax items result in an increase in the effective tax rate.

	For the year ended	For the year ended	For the period
	December 31,	December 31,	July 12, 2012 to	January 1, 2012 to
	2014	2013	December 31, 2012	September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Federal statutory tax rate	35%	35%	35%	35%
State tax—net of federal benefit	1	1	1	2
Domestic manufacturing deduction	3	—	—	—
Tax contingencies	—	—	(1)	(6)
Non-deductible legal settlements	1	—	—	17
Non-deductible annual pharmaceutical manufacturers’ fee	(1)	(2)	—	—
Non-deductible transaction costs	—	—	(5)	8
R&D Credit	2	2	—	—
Other	—	1	—	2

Effective tax rate	41%	37%	30%	58%

Tax contingencies

Significant judgment is required in evaluating our tax positions and determining its provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of ASC 740-10. We reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit.

At December 31, 2014, the amount of gross unrecognized tax benefits (excluding the federal benefit received from state positions) was $14.5 million. The total amount of accrued interest and penalties resulting from such unrecognized tax benefits was $2.1 million at December 31, 2014 (Successor) and $2.5 million at December 31, 2013 (Successor). During the year ended December 31, 2014 (Successor), the year ended December 31, 2013, the period from July 12, 2012 (inception) to December 31, 2012 (Successor), and the period from January 1, 2012 to September 28, 2012 (Predecessor), we recognized approximately $0.6 million, $0.5 million, $0.04 million, and $0.4 million, respectively, in interest and penalties.

The total amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was $13.6 million and $13.3 million at December 31, 2014 and 2013, respectively.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for the years ended December 31, 2014 (Successor) and December 31, 2013 (Successor), the successor period from July 12, 2012 (inception) through December 31, 2012, the predecessor period from January 1, 2012 through September 28, 2012 are as follows ($ in thousands):

	For the year ended	For the year ended	For the period
	December 31,	December 31,	July 12, 2012 to	January 1, 2012 to
	2014	2013	December 31, 2012	September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Balance at the beginning of period	$17,981	$12,538	$12,119	$14,409
Additions based on tax positions related to the current year	2,786	2,577	419	2,337
Additions for tax positions of prior years	1,070	3,708	—	634
Reductions for tax positions of prior years	(6,484)	(842)	—	(5,261)
Reductions due to lapse of applicable statute of limitations	—	—	—	—
Settlements paid	(858)	—	—	—

Balance at the end of the period	$14,495	$17,981	$12,538	$12,119

We believe it is reasonably possible that approximately $2.2 million of our current unrecognized tax positions may be recognized within the next twelve months as a result of settlements or a lapse of the statute of limitations.

For periods prior to 2012, the Company is no longer subject to IRS audit. We are currently under audit in several state jurisdictions for the years 2005 through 2013. In most other state jurisdictions, we are no longer subject to examination by tax authorities for years prior to 2009.

Note 19—Commitments, contingencies and other matters:

Leases

At December 31, 2014, we had minimum rental commitments aggregating $33.9 million under non-cancelable operating leases expiring through 2018. Amounts payable thereunder are $6.3 million in 2015, $4.7 million in 2016, $4.0 million in 2017, $3.3 million in 2018 and $15.6 million thereafter. Rent expense charged to operations was $6.4 million in 2014 (Successor), $6.3 million in 2013 (Successor), $1.6 million in the period from July 12, 2012 (inception) to December 31, 2012 (Successor), and $4.8 million for the period from January 1, 2012 to September 28, 2012 (Predecessor).

Retirement savings plan

We have a Retirement Savings Plan (the “Retirement Savings Plan”) whereby eligible employees are permitted to contribute annually from 1% to 25% of their compensation to the Retirement Savings Plan. We contribute an amount equal to 50% of up to the first 6% of compensation contributed by the employee (“401(k) matching feature”). All participants enrolled in the Retirement Savings Plan as of January 1, 2013 became vested immediately with respect to the 401(k) matching feature contributions each pay period. Participants who enrolled in the Retirement Savings Plan after January 1, 2013 become vested with respect to 20% of our contributions for each full year of employment with the Company and thus become fully vested after five full years. We also may contribute additional funds each year to the Retirement Savings Plan, the amount of which, if any, is determined by the Board in its sole discretion. We incurred expenses related to the 401(k) matching feature of the Retirement Savings Plan of $2.0 million in 2014 (Successor), $1.7 million in 2013 (Successor), $0.2 million in the period from July 12, 2012 (inception) to December 31, 2012 (Successor), and $0.9 million for the period from January 1, 2012 to September 28, 2012 (Predecessor). We did not make a discretionary contribution to the Retirement Savings Plan for 2014, 2013 and 2012.

Our Anchen subsidiary has a legacy 401(k) plan whereby its eligible employees are permitted to contribute annually from their compensation to this 401(k) plan up to the annual IRS limit. Under this plan, Anchen eligible employees can receive employer matching contributions of 100% of the first 3% of compensation contributed and 50% of the next 2% of compensation contributed (“Anchen 401(k) matching feature”). Participants in the legacy 401(k) plan become vested immediately with respect to the Anchen 401(k) matching feature contributions each pay period. Anchen eligible employees may also receive additional funds each year under the legacy 401(k) plan, the amount of which, if any, is determined by the Board in its sole discretion. As of December 31, 2012, this plan was merged into the Retirement Savings Plan. We incurred expenses related to the Anchen 401(k) matching feature of $0.1 million in the period from July 12, 2012 (inception) to December 31, 2012 (Successor), and $0.4 million for the period from January 1, 2012 to September 28, 2012 (Predecessor). We did not make a discretionary contribution to the legacy 401(k) plan for 2012.

We incurred expenses related to the 401(k) matching feature of the Par Sterile Retirement Savings Plan, assumed as part of the Par Sterile Acquisition, of $1.4 million in 2014.

Legal proceedings

Our legal proceedings are complex and subject to significant uncertainties. As such, we cannot predict the outcome or the effects of the legal proceedings described below. While we believe that we have valid claims and/or defenses in the litigations described below, litigation is inherently unpredictable, and the outcome of these proceedings could include substantial damages, the imposition of substantial fines, penalties, and injunctive or administrative remedies. For proceedings where losses are both probable and reasonably estimable, we have accrued for such potential loss as set forth below. Such accruals have been developed based upon estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may ultimately prove to be inaccurate or incomplete, and unknown circumstances may exist or unforeseen events occur that could lead us to change those estimates and assumptions. Unless otherwise indicated below, at this time we are not able to estimate the possible loss or range of loss, if any, associated with these legal proceedings. In general, we intend to continue to vigorously prosecute and/or defend these proceedings, as appropriate; however, from time to time, we may settle or otherwise resolve these matters on terms and conditions that we believe are in the best interests of the Company. Resolution of any or all claims, investigations, and legal proceedings, individually or in the aggregate, could have a material adverse effect on our results of operations and/or cash flows in any given accounting period or on our overall financial condition.

Patent related matters

On April 28, 2006, CIMA Labs, Inc. (“CIMA”) and Schwarz Pharma, Inc. (“Schwarz Pharma”) filed separate lawsuits against us in the U.S. District Court for the District of New Jersey. CIMA and Schwarz Pharma each have alleged that we infringed U.S. Patent Nos. 6,024,981 (the “’981 patent”) and 6,221,392 (the “’392 patent”) by submitting a Paragraph IV certification to the FDA for approval of alprazolam orally disintegrating tablets. The complaints generally seek (i) a finding of infringement, validity and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) unspecified damages. On July 10, 2008, the U.S. Patent and Trademark Office (“USPTO”) rejected all claims pending in both the ‘392 and

‘981 patents. On September 28, 2009, the USPTO’s Patent Trial and Appeal Board (“PTAB”) affirmed the Examiner’s rejection of all claims in the ‘981 patent, and on March 24, 2011, the PTAB affirmed the rejections pending for both patents and added new grounds for rejection of the ‘981 patent. On June 24, 2011, the plaintiffs re-opened prosecution on both patents at the USPTO. On May 13, 2013, the PTAB reversed outstanding rejections to the currently pending claims of the ’392 patent reexamination application and affirmed a conclusion by the Examiner that testimony offered by the patentee had overcome other rejections. On September 20, 2013, a reexamination certificate was issued for the ’392 patent, and on January 9, 2014, a reexamination certificate was issued for the ’981 patent, each incorporating narrower claims than the respective originally-issued patent. We intend to vigorously defend this lawsuit and pursue our counterclaims.

Unimed and Laboratories Besins Iscovesco filed a lawsuit on August 22, 2003 against Paddock Laboratories, Inc. in the U.S. District Court for the Northern District of Georgia alleging patent infringement as a result of Paddock’s submitting an ANDA with a Paragraph IV certification seeking FDA approval of testosterone 1% gel, a generic version of Unimed Pharmaceuticals, Inc.’s Androgel®. On September 13, 2006, we acquired from Paddock all rights to the ANDA, and the litigation was resolved by a settlement and license agreement that permits us to launch the generic version of the product no earlier than August 31, 2015, and no later than February 28, 2016, assuring our ability to market a generic version of Androgel® well before the expiration of the patents at issue. On January 30, 2009, the Bureau of Competition for the FTC filed a lawsuit against us in the U.S. District Court for the Central District of California, subsequently transferred to the Northern District of Georgia, alleging violations of antitrust laws stemming from our court-approved settlement, and several distributors and retailers followed suit with a number of private plaintiffs’ complaints beginning in February 2009. The FTC complaint generally seeks (i) a finding that our agreements with co-defendants violate Section 5(a) of the Federal Trade Commission Act; and (ii) a permanent injunction against our ability to engage in such conduct in the future. The private plaintiffs’ complaints generally seek (i) equitable relief; and (ii) single, treble, and/or multiple unspecified damages and costs. On February 23, 2010, the District Court granted our motion to dismiss the FTC’s claims and granted in part and denied in part our motion to dismiss the claims of the private plaintiffs. On September 28, 2012, the District Court granted our motion for summary judgment against the private plaintiffs’ claims of sham litigation. On June 10, 2010, the FTC appealed the District Court’s dismissal of the FTC’s claims to the U.S. Court of Appeals for the 11th Circuit. On April 25, 2012, the Court of Appeals affirmed the District Court’s decision. On June 17, 2013, the Supreme Court of the United States reversed the Court of Appeals’ decision and remanded the case to the U.S. District Court for the Northern District of Georgia for further proceedings. On October 23, 2013, the District Court issued an order on indicative ruling on a request for relief from judgment, effectively remanding to the District Court the appeal of the grant of our motion for summary judgment against the private plaintiffs’ claims and holding those claims in abeyance while the remaining issues pending before the Court are resolved. We believe we have complied with all applicable laws in connection with the court-approved settlement and intend to continue to vigorously defend these actions.

On September 13, 2007, Santarus, Inc. and The Curators of the University of Missouri (“Missouri”) filed a lawsuit against us in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 6,699,885; 6,489,346; and 6,645,988 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of 20 mg and 40 mg omeprazole/sodium bicarbonate capsules. On December 20, 2007, Santarus and Missouri filed a second lawsuit alleging infringement of the patents because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of 20 mg and 40 mg omeprazole/sodium bicarbonate powders for oral suspension. The complaints generally sought (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On October 20, 2008, plaintiffs amended their complaint to add U.S. Patent Nos. 6,780,882 and 7,399,722. On April 14, 2010, the District Court ruled in our favor, finding that the plaintiffs’ patents were invalid as being obvious and without adequate written description. On July 1, 2010, we launched our 20 mg and

40 mg generic omeprazole/sodium bicarbonate capsules product. Santarus and Missouri appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit, and we cross-appealed the District Court’s decision of enforceability of plaintiffs’ patents. On September 4, 2012, the Court of Appeals reversed the District Court’s finding of invalidity and remanded to the District Court for further proceedings, and we ceased further distribution of our 20 mg and 40 mg generic omeprazole/sodium bicarbonate capsules product. Santarus was acquired by Salix Pharmaceuticals, Inc. on January 2, 2014. On September 22, 2014, we entered into a settlement agreement with Salix, Santarus and Missouri to resolve all claims relating to this matter, and the dismissal stipulation was entered on September 26, 2014. As part of the settlement, Salix, Santarus and Missouri released all claims against us in exchange for a payment of $100.0 million. We recorded a charge of $91.0 million in the third quarter of 2014 in addition to the $9.0 million previously accrued.

On April 29, 2009, Pronova BioPharma ASA (“Pronova”) filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,502,077 and 5,656,667 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of omega-3-acid ethyl esters oral capsules. On May 29, 2012, the District Court ruled in favor of Pronova in the initial case, and we appealed to the U.S. Court of Appeals for the Federal Circuit on June 25, 2012. On September 12, 2013, the Court of Appeals ruled in our favor, reversing the lower District Court decision. On March 5, 2014, judgment in our favor was formally entered in the District Court. On April 16, 2014, Pronova petitioned for writ of certiorari to the U.S. Supreme Court, which was denied on October 6, 2014.

On August 10, 2011, Avanir Pharmaceuticals, Inc. et al. (“Avanir”) filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,659,282 and RE38,115 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of oral capsules of 20 mg dextromethorphan hydrobromide and 10 mg quinidine sulfate. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. Our case was consolidated with those of other defendants, Actavis, Impax, and Wockhardt. On September 12, 2012, Avanir filed an additional complaint against us, adding U.S. Patent No. 8,227,484 to the case and seeking the same relief as the first complaint. A bench trial was held from September 9-13 and October 15, 2013. On April 30, 2014, a decision was entered in favor of Avanir. On August 20, 2014, the Court issued an order requiring that Avanir delist the ‘115 patent, leaving only the ‘484 and ‘282 to be addressed on appeal. We filed our notice of appeal following resolution of the delisting claim on September 12, 2014. We intend to prosecute our appeal of this decision vigorously.

On September 1, 2011, we, along with EDT Pharma Holdings Ltd. (now known as Alkermes Pharma Ireland Limited) (Elan), filed a complaint against TWi Pharmaceuticals, Inc. of Taiwan (“TWi”) in the U.S. District Court for the District of Maryland alleging infringement of U.S. Patent No. 7,101,576 because TWi filed an ANDA with a Paragraph IV certification seeking FDA approval of a generic version of Megace® ES. Our complaint seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. A bench trial was held from October 7-15, 2013. On February 21, 2014, the District Court issued a decision in favor of TWi, finding all asserted claims of the ‘576 patent invalid for obviousness, and we appealed to the U.S. Court of Appeals for the Federal Circuit. On August 12, 2014, the District Court granted our motion for preliminary injunction enjoining TWi’s launch of its generic product pending disposition of the case on appeal, requiring us to post a $10.0 million bond. On December 3, 2014, the Federal Circuit reversed the District Court’s decision, remanding for further findings of fact. On March 9, 2015, the District Court granted our motion for preliminary injunction enjoining TWi’s launch of its generic product pending disposition of the case on remand, requiring us to post a $6.0 million bond. We intend to continue to vigorously pursue our case.

On April 4, 2012, AR Holding Company, Inc. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,619,004; 7,601,758; 7,820,681; 7,915,269; 7,964,647; 7,964,648; 7,981,938; 8,093,296; 8,093,297; and 8,097,655 (subsequently adding U.S. Patent Nos. 8,415,395 and 8,415,396) because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of oral tablets of 0.6 mg colchicine. On November 1, 2012, Takeda Pharmaceuticals was substituted as the plaintiff and real party-in-interest in the case. On August 30, 2013, Takeda filed a second complaint in view of the same filing adding to the dispute U.S. Patent Nos. 7,906,519; 7,935,731; 7,964,648; 8,093,297; and 8,093,298. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On August 30, 2013, Takeda filed a new complaint against us in view of our change of the ANDA’s labeled indication. We intend to defend these actions vigorously.

On October 25, 2012, Purdue Pharma L.P. (“Purdue”) and Transcept Pharmaceuticals (“Transcept”) filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleged infringement of U.S. Patent Nos. 8,242,131 and 8,252,809 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of zolpidem tartrate sublingual tablets 1.75 and 3.5 mg. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 24, 2014, we reached an agreement with Purdue and Transcept to stay our case contingent upon our agreement to be bound by the District Court’s decision in Transcept’s trial against Actavis and Novel Laboratories, which commenced December 1, 2014.

On December 19, 2012, Endo Pharmaceuticals and Grünenthal GmbH filed a lawsuit against us in the U.S. District Court for the Southern District of New York. The complaint alleges infringement of U.S. Patent Nos. 7,851,482; 8,114,383; 8,192,722; 8.309, 060; 8,309,122; and 8,329,216 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of oxymorphone hydrochloride extended release tablets 40 mg. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 7, 2014, Endo and Mallinckrodt sued us on the same filing in the U.S. District Court for the District of Delaware, adding U.S. Patent Nos. 8,808,737 and 8,871,779 to the case. On January 15, 2015, the case in the Southern District of New York was dismissed by stipulation. We intend to defend the action in the District of Delaware vigorously.

On January 8, 2013, we were substituted for Actavis as defendant in litigation then pending in the U.S. District Court for the District of Delaware. The action was brought by Novartis against Actavis for filing an ANDA with a Paragraph IV certification seeking FDA approval of rivastigmine transdermal extended release film 4.6 and 9.5 mg/24 hr. We assumed the rights to this ANDA. The complaint alleges infringement of U.S. Patents 5,602,176; 6,316,023; and 6,335,031 and generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On August 22, 2013, Novartis filed an additional complaint in view of our submission of an ANDA supplement containing a Paragraph IV certification adding the 13.3 mg/24 hr. strength. A trial was held August 26-29, 2013, and a second bench trial directed to our non-infringement positions was held on May 1-2, 2014. On June 27, 2014, we filed a declaratory judgment action against Novartis in the same Court regarding all strengths, seeking judgment of non-infringement and invalidity on all asserted patents in view of all strengths embraced by our ANDA. On August 29, 2014, the Court in the first action entered judgment in our favor, finding that we do not infringe the asserted patents. On October 7, 2014, the Court entered judgment in our favor on the declaratory judgment complaint. On October 20, 2014 and October 30, 2014, Novartis filed notices of appeal to the U.S. Court of Appeals for the Federal Circuit from both the original case as well as the complaint initiated on the ANDA supplement. On November 7, 2014, Novartis filed an appeal from the declaratory judgment decision. We intend to defend these actions vigorously.

On February 7, 2013, Sucampo Pharmaceuticals, Takeda Pharmaceuticals, and R-Tech Ueno filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,414,016; 7,795,312; 8,026,393; 8,071,613; 8,097,653; and 8,338,639 because we submitted an

ANDA with a Paragraph IV certification to the FDA for approval of lubiprostone oral capsules 8 mcg and 24 mcg. The complaint seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On July 3, 2013, an amended complaint was filed, adding U.S. Patent No. 8,389,542 to the case. On October 9, 2014, the parties entered into a settlement agreement resolving the dispute and allowing us to launch our generic lubiprostone product on January 1, 2021, or earlier in certain circumstances. The consent judgment terminating the case was entered December 2, 2014.

On May 15, 2013, Endo Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the Southern District of New York. The complaint alleges infringement of U.S. Patent Nos. 7,851,482; 8,309,122; and 8,329,216 as a result of our November 2012 acquisition from Watson of an ANDA with a Paragraph IV certification seeking FDA approval of non-tamper resistant oxymorphone hydrochloride extended release tablets. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On June 21, 2013, we, along with Alkermes Pharma Ireland Limited (Elan), filed a complaint against

Breckenridge Pharmaceutical, Inc. in the U.S. District Court for the District of Delaware. In the complaint, we allege infringement of U.S. Patent Nos. 6,592,903 and 7,101,576 because Breckenridge filed an ANDA with a Paragraph IV certification seeking FDA approval of a generic version of Megace® ES. Our complaint seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. A stipulation to stay the proceedings was entered on July 22, 2014. We intend to prosecute this infringement case vigorously.

On September 23, 2013, Forest Labs and Royalty Pharma filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos., 6,602,911; 7,888,342; and 7,994,220 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 12.5, 25, 50, and 100 mg milnacipran HCl oral tablets. The complaint seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On August 20, 2013 and April 4, 2014, MonoSol RX and Reckitt Benckiser filed lawsuits against us in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 8,017,150, 8,475,832 and 8,603,514, because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of EQ 2/0.5, 8/2, 4/1, 12/3 mg base buprenorphine HCl/naloxone HCl sublingual films. The complaints seek (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On December 31, 2014, the plaintiffs filed a complaint on the same ANDA filing, adding U.S. Patent Nos. 8,900,497 and 8,906,277. We intend to defend these actions vigorously.

On December 27, 2013, Jazz Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 6,472,431; 6,780,889; 7,262,219; 7,851,506; 8,263,650; 8,324,275; 8,461,203; 7,668,730; 7,765,106; 7,765,107; 7,895,059; 8,457,988; and 8,589,182 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 500mg/ ml sodium oxybate oral solution. On August 15, 2014, October 10, 2014, and January 8, 2015, Jazz filed additional complaints against us in view of the same ANDA filing, adding U.S. Patent Nos. 8,731,963; 8,772,306; and 8,859,619, respectively, to the case. The complaints seek (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend these actions vigorously.

On January 21, 2014, Lyne Laboratories, Fresenius USA Manufacturing and Fresenius Medical Care Holdings filed a lawsuit against us in the U.S. District Court for the District of Massachusetts. The complaint alleges infringement of U.S. Patent Nos. 8,591,938 and 8,592,480 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 169mg/5ml calcium acetate oral solution. The complaint seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. The case has been settled on confidential terms with a stipulation of dismissal, which we expect will be entered by the Court presently.

On February 14, 2014 and August 15, 2014, Forest Laboratories, Inc., Forest Laboratories Holdings, Ltd., and Adamas Pharmaceuticals, Inc., filed lawsuits against us and our Anchen subsidiary in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 8,039,009; 8,168,209; 8,173,708; 8,283,379; 8,329,752; 8,362,085; and 8,598,233 because we submitted ANDAs with Paragraph IV certifications to the FDA for approval of 7, 14, 21, and 28 mg memantine hydrochloride extended release capsules. The complaints seek (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On January 14, 2015, a joint stipulation of dismissal was entered in the case pursuant to a confidential settlement agreement between the parties.

On April 23, 2014, Hyperion Therapeutics filed a lawsuit against us in the U.S. District Court for the Eastern District of Texas. The complaint alleges infringement of U.S. Patent Nos. 8,404,215 and 8,642,012 because we submitted an ANDA with Paragraph IV certifications to the FDA for approval of 1.1 g/ml glyceryl phenylbutyrate oral liquid. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On June 20, 2014, Otsuka Pharmaceutical Co. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,753,677 and 8,501,730 relating to our Paragraph IV certification accompanying our ANDA for approval of 15 and 30 mg tolvaptan oral tablets. The complaint seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On June 30, 2014, AstraZeneca filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent No. 7,951,400 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of eq 2.5 mg and eq 5 mg saxagliptin hydrochloride oral tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this suit vigorously.

On July 17, 2014, Glycyx Pharmaceuticals and Salix filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,197,341 and 8,497,256 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 1.1 g balsalazide disodium oral tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this suit vigorously.

On August 6, 2014, Prometheus Labs filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent No. 6,284,770 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 0.5 and 1.0 mg alosetron hydrochloride tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 17, 2014, the court stayed our case pending the outcome of the appeal of the first Paragraph IV filer’s victory in the District Court.

On August 19, 2014, Hospira, Inc. filed a declaratory judgment complaint against the FDA in the U.S. District Court for the District of Maryland in view of the FDA’s approval of our ANDA for dexmedetomidine hydrochloride injection, concentrate (100 mcg/ml) vials pursuant to our submission and statement under section viii. On August 20, 2014, we moved to intervene in the case on the side of the FDA. On August 25, 2014, we filed a declaratory judgment complaint against Hospira, Inc. in view of U.S. Patent No. 6,716,867 in the U.S.

District Court for the District of New Jersey. On September 5, 2014, the Maryland Court ruled in favor of the FDA, Par and joint intervenor Mylan, Inc. on summary judgment, and Hospira, Inc. and its intervenor/co-complainant Sandoz appealed that judgment to the U.S. Court of Appeals for the Fourth Circuit. On October 29, 2014, all parties stipulated jointly to a dismissal of all of the cases (Maryland, New Jersey, and the Fourth Circuit) pursuant to a confidential settlement agreement.

On October 10, 2014, Novartis Pharmaceuticals Corporation and Novartis AG filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,665,772; 6,004,973; and 6,455,518 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 0.25, 0.5, and 0.75 mg everolimus tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On November 19, 2014, we filed a declaratory judgment action against GlaxoSmithKline and Aptalis in the U.S. District Court for the Eastern District of Pennsylvania, seeking declaratory judgment of non-infringement and invalidity of U.S. Patent No. 7,919,115 in view of our April 11, 2012 submission of an ANDA with a Paragraph IV certification to the FDA seeking approval for lamotrigine orally disintegrating tablets 25, 50, 100, and 200 mg. On January 30, 2015, the consent judgment was entered.

Under a Development and Supply Agreement between Pharmaceutics International, Inc. (“PII”) and Par Sterile, PII agreed to develop and manufacture, and Par Sterile agreed to market and sell, certain pharmaceutical products, including zoledronic acid, the generic version of Zometa® and Reclast®. Under the Agreement, the parties agreed to share equally all mutually agreed expenses and costs of Paragraph IV proceedings related to the product, including any costs and expenses related to any mutually agreed upon settlement. On February 20, 2013, Novartis Pharmaceuticals Corporation filed a lawsuit against PII, along with several other defendants, in the U.S. District Court for the District of New Jersey, for filing ANDAs with Paragraph IV certifications seeking FDA approval of both zoledronic acid eq 4 mg base/5 ml vials and zoledronic acid eq 5 mg base/100 ml bottles. The complaint alleges, among other things, that the sale of generic versions of Reclast® and Zometa® would infringe one or more of U.S. Patent Nos. 8,324,189; 7,932,241; and 8,052,987 and seeks (i) a finding of infringement, validity, and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) damages or other monetary relief in light of commercial manufacture, use, offers to sell, or sale of the ANDA products. On March 1, 2013, the District Court denied Novartis’s request for a temporary restraining order against PII and the other defendants. On March 4, 2013, Par Sterile began distribution of PII’s generic Zometa® product and began distribution of the generic Reclast® product in December 2013. On December 3, 2014, in view of the foregoing, Novartis sued Par Sterile in the same court, seeking (i) a finding of infringement, validity, and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) damages or other monetary relief in light of commercial manufacture, use, offers to sell, or sale of the ANDA products. We intend to defend this action vigorously.

On December 18, 2014, and January 23, 2015, Novartis Pharmaceuticals Corporation and Novartis AG filed lawsuits against us in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 5,665,772; 7,297,703; and 7,741,338 518 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 2.5, 5, 7.5, and 10 mg everolimus tablets. The complaints seek (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend these actions vigorously.

On January 16, 2015, Supernus Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 8,298,576; 8,298,580; 8,663,683; and 8,877,248 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 25, 50, 100, and 200 mg topiramate extended release capsules. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On January 21, 2015, Tris Pharma, Inc., filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 8,062,667; 8,287,903; 8,465,765; 8,563,033; and 8,778,390 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 5 mg/ml methylphenidate hydrochloride extended release oral suspension. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 2, 2015, Cosmo Technologies, Ltd and Santarus, Inc. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,410,651; 7,431,943; 8,293,273; 8,784,888; 8,895,064; and RE43,799 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 9 mg budesonide tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 20, 2015, Ferring Pharmaceuticals, Inc. and Ferring International Center S.A. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 8,450,338 and 8,481,083 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 10/3.5/12 g sodium picosulfate/magnesium oxide/citric acid packets for oral solution. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 26, 2015, Shire, LLC filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. RE41,148 and RE42,096 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 5, 10, 15, 20, and 25 mg mixed amphetamine salts extended release capsules. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On March 6, 2015, BioMarin Pharmaceutical Inc. and Merck & Cie filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 7,566,462; 7,566,714; 7,612,073; 7,727,987; 8,003,126; 8,067,416; RE43,797; and 8,318,745 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 100 mg sapropterin dihydrochloride oral tablets. The complaint seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

Industry related matters

Beginning in September 2003, we, along with numerous other pharmaceutical companies, have been named as a defendant in actions brought by the Attorneys General of Illinois, Kansas, and Utah, as well as a state law qui tam action brought on behalf of the state of Wisconsin by Peggy Lautenschlager and Bauer & Bach, LLC, alleging generally that the defendants defrauded the state Medicaid systems by purportedly reporting or causing the reporting of AWP and/or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs. During the year ended December 31, 2013, we recorded $25.7 million as “Settlements and loss contingencies, net” on the consolidated statements of operations as we continued to periodically assess and estimate our remaining potential liability. On January 28, 2014, we settled the claims brought by the State of Kansas for $1.8 million. On February 5, 2014, we settled the claims brought by the State of Utah for $2.1 million. On June 2, 2014, we settled the claims brought by the State of Illinois for $28.5 million, including attorneys’ fees and costs. The amounts provided for 2013 represents the amounts settled, less amounts previously accrued. Other than as described below, all of the above AWP cases against the Company have been concluded.

On February 17, 2014, the Dane County Circuit Court for the State of Wisconsin dismissed the state law qui tam action brought on behalf of the state of Wisconsin by Peggy Lautenschlager and Bauer & Bach, LLC. On June 12, 2014, the Dane County Circuit Court denied the plaintiffs’ renewed motion to amend the complaint and issued a final order of dismissal on the merits, without prejudice. The plaintiffs subsequently appealed the ruling, and on September 22, 2014, the Wisconsin Court of Appeals dismissed the plaintiffs’ appeal. On August 11, 2014, plaintiffs filed a similar AWP qui tam action under seal in the Dane County Circuit Court, and the State of Wisconsin declined to intervene on December 19, 2014. On January 13, 2015, the Dane County Circuit Court unsealed the complaint. The complaint seeks (i) a judgment for qui tam plaintiffs; (ii) a declaration that defendants’ actions violated Wis. Stat. § 20.931; (iii) an award of treble damages to the State; (iv) an order that defendants pay civil penalties for statutory violations of not less than $5,000 for each violation; and (v) an award of an appropriate share of the proceeds to qui tam plaintiffs. We intend to vigorously defend this lawsuit.

The Attorneys General of Florida, Indiana and Virginia and the U.S. Office of Personnel Management (the “USOPM”) have issued subpoenas, and the Attorneys General of Michigan, Tennessee, Texas, and Utah have issued civil investigative demands, to us. The demands generally request documents and information pertaining to allegations that certain of our sales and marketing practices caused pharmacies to substitute ranitidine capsules for ranitidine tablets, fluoxetine tablets for fluoxetine capsules, and two 7.5 mg buspirone tablets for one 15 mg buspirone tablet, under circumstances in which some state Medicaid programs at various times reimbursed the new dosage form at a higher rate than the dosage form being substituted. We have provided documents in response to these subpoenas to the respective Attorneys General and the USOPM. The aforementioned subpoenas and civil investigative demands culminated in the federal and state law qui tam action brought on behalf of the United States and several states by Bernard Lisitza. The complaint was unsealed on August 30, 2011. Lisitza’s corrected second amended complaint seeks (i) a finding that defendants violated and be enjoined from future violations of the federal False Claims Act and state false claims acts; (ii) treble damages and maximum civil penalties for each violation of the federal False Claims Act and state false claims acts; (iii) an applicable percentage share of the proceeds; and (iv) expenses, fees, and costs. The United States intervened in this action on July 8, 2011 and filed a separate complaint on September 9, 2011, alleging claims for violations of the Federal False Claims Act and common law fraud. The United States’ second corrected Complaint seeks (i) treble damages and civil penalties for violations under the federal False Claims Act and (ii) compensatory and punitive damages for common law fraud. The states of Michigan and Indiana have also intervened as to claims arising under their respective state false claims acts, common law fraud, and unjust enrichment. Michigan’s complaint seeks (i) treble damages and civil penalties and (ii) common law compensatory and punitive damages. Indiana’s amended complaint seeks treble damages, costs, and attorney’s fees. We intend to vigorously defend these lawsuits.

Other

On March 19, 2009, we were served with a subpoena by the DOJ requesting documents related to Par Specialty’s marketing of Megace® ES. The subpoena indicated that the DOJ was investigating promotional practices in the sales and marketing of Megace® ES. We cooperated with the DOJ in this inquiry. On March 5, 2013, we entered into a settlement agreement with the DOJ that terminated the DOJ’s investigation. The settlement agreement provided for our payment of $45.0 million (plus interest and fees) and included a plea agreement with the New Jersey Criminal Division of the DOJ in which the Company admitted to a single count of misdemeanor misbranding, a civil settlement with the DOJ, a state settlement encompassing fortynine states (one state declined to participate due to the small amount of its potential recovery), and a release from each of these entities in favor of the Company related to the practices at issue in the terminated investigation. We accrued for the settlement in the period from January 1, 2012 through September 28, 2012 (Predecessor). The settlement was paid in 2013.

On August 6, 2014, we received a subpoena from the Office of the Attorney General of the State of Connecticut requesting documents related to our agreement with Covis Pharma S.a.r.l. to distribute an authorized generic version of Covis’s Lanoxin® (digoxin) oral tablets. We completed our response on October 28, 2014.

On December 5, 2014, we received a subpoena from the Antitrust Division of the U.S. Department of Justice requesting documents related to communications with competitors regarding our authorized generic version of Covis’s Lanoxin® (digoxin) oral tablets and our generic doxycycline products. We intend to cooperate fully with the Department of Justice’s inquiry.

On February 3, 2015, we received a Civil Investigative Demand from Office of the Attorney General of the State of Alaska instructing production of, among other documents, all production in the on-going lawsuit filed against us in 2009 by the Bureau of Competition for the FTC and currently on remand to the U.S. District Court for the Northern District of Georgia, described above under “Patent Related Matters.” We intend to comply fully with the Civil Investigative Demand.

On February 9, 2015, we received a Civil Investigative Demand from the FTC instructing production of, among other documents, all documents related to our license agreement and manufacturing and supply agreement with Concordia Pharmaceuticals, Inc. relating to our sale of clonidine hydrochloride extended release tablets, the generic version of Concordia’s Kapvay®. We intend to comply fully with the Civil Investigative Demand.

We are, from time to time, a party to certain other litigations, including product liability litigations. We believe that these litigations are part of the ordinary course of our business and that their ultimate resolution will not have a material effect on our financial condition, results of operations or liquidity. We intend to defend or, in cases where we are the plaintiff, to prosecute these litigations vigorously.

Note 20—Segment information:

We operate in two reportable business segments: generic pharmaceuticals (referred to as “Par Pharmaceutical” or “Par”) and branded pharmaceuticals (referred to as “Par Specialty Pharmaceuticals” or “Par Specialty”). Branded products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty. Branded products generally are patent protected, which provides a period of market exclusivity during which they are sold with little or no direct competition. Generic pharmaceutical products are the chemical and therapeutic equivalents of corresponding brand drugs. The Drug Price Competition and Patent Term Restoration Act of 1984 provides that generic drugs may enter the market upon the approval of an ANDA and the expiration, invalidation or circumvention of any patents on corresponding brand drugs, or the expiration of any other market exclusivity periods related to the brand drugs. Our chief operating decision maker is our Chief Executive Officer.

Our business segments were determined based on management’s reporting and decision-making requirements in accordance with FASB ASC 280-10 Segment Reporting. We believe that our generic products represent a single operating segment because the demand for these products is mainly driven by consumers seeking a lower cost alternative to brand name drugs. Par’s generic drugs are developed using similar methodologies, for the same purpose (e.g., seeking bioequivalence with a brand name drug nearing the end of its market exclusivity period for any reason discussed above). Par’s generic products are produced using similar processes and standards mandated by the FDA, and Par’s generic products are sold to similar customers. Based on the similar economic characteristics, production processes and customers of Par’s generic products, management has determined that Par’s generic pharmaceuticals are a single reportable business segment. Our chief operating decision maker does not review the Par (generic) or Par Specialty (brand) segments in any more granularity, such as at the therapeutic or other classes or categories. Certain of our expenses, such as the direct sales force and other sales and marketing expenses and specific research and development expenses, are charged directly to either of the two segments. Other expenses, such as general and administrative expenses and non-specific research and development expenses are allocated between the two segments based on assumptions determined by management.

Our chief operating decision maker does not review our assets, depreciation or amortization by business segment at this time as they are not material to Par Specialty. Therefore, such allocations by segment are not provided.

The financial data for the two business segments are as follows ($ in thousands):

	For the year	For the year
	ended	ended	For the period
	December 31,	December 31,	July 12, 2012 to	January 1, 2012 to
	2014	2013	December 31, 2012	September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues:
Par Pharmaceutical	$1,241,131	$1,028,418	$227,312	$743,360
Par Specialty	67,490	69,049	18,827	60,508

Total revenues	$1,308,621	$1,097,467	$246,139	$803,868
Gross margin:
Par Pharmaceutical	436,078	271,396	33,776	296,338
Par Specialty	43,037	46,647	11,669	46,012

Total gross margin	$479,115	$318,043	$45,445	$342,350
Operating (loss) income:
Par Pharmaceutical	(30,938)	(48,082)	(48,526)	116,591
Par Specialty	(35,674)	(17,361)	(9,472)	(57,151)

Total operating (loss) income	$(66,612)	$(65,443)	$(57,998)	$59,440
Gain on marketable securities and other investments, net	—	1,122	—	—
Gain on bargain purchase	—	—	5,500	—
Interest income	18	87	50	424
Interest expense	(108,427)	(95,484)	(25,985)	(9,159)
Loss on debt extinguishment	(3,989)	(7,335)	—	—
Other income	500	—	—	—
(Benefit) provision for income taxes	(72,993)	(61,182)	(23,727)	29,530

Net (loss) income	$(105,517)	$(105,871)	$(54,706)	$21,175

Total revenues of our top selling products were as follows ($ in thousands):

	For the year	For the year
	ended	ended	For the period
	December 31,	December 31,	July 12, 2012 to	January 1, 2012 to
Product	2014	2013	December 31, 2012	September 28, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Par Pharmaceutical
Budesonide (Entocort® EC)	$142,853	$198,834	$36,710	$103,762
Bupropion ER (Wellbutrin®)	84,467	45,403	11,255	34,952
Propafenone (Rythmol SR®)	75,966	70,508	19,623	53,825
Amlodipine/Valsartan (Exforge®)	60,784	—	—	—
Divalproex (Depakote®)	59,052	46,635	2,436	9,099
Metoprolol succinate ER (Toprol-XL®)	46,251	56,670	31,287	154,216
Clonidine ER (Kapvay®)	45,134	13,008	—	—
Lamotrigine (Lamictal XR®)	40,673	54,577	—	—
Aplisol®	35,228	—	—	—
Modafinil (Provigil®)	2,123	27,688	16,956	88,831
Chlorpheniramine/Hydrocodone (Tussionex®)	26,899	33,518	17,403	30,706
Other(1)	594,751	450,148	83,491	249,383
Other product related revenues(2)	26,950	31,429	8,151	18,586

Total Par Pharmaceutical Revenues	$1,241,131	$1,028,418	$227,312	$743,360

Par Specialty
Nascobal® Nasal Spray	$32,332	$26,864	$7,138	$17,571
Megace® ES	31,653	39,510	10,910	38,322
Other product related revenues(2)	3,505	2,675	779	4,615

Total Par Specialty Revenues	$67,490	$69,049	$18,827	$60,508

(1)	The further detailing of revenues of the other approximately 85 generic drugs was not considered significant to the overall disclosure due to the lower volume of revenues associated with each of these generic products. No single product in the other category was significant to total generic revenues for the years ended December 31, 2014 (Successor) and December 31, 2013 (Successor), the period from July 12, 2012 (inception) to December 31, 2012 (Successor) or for the period from January 1, 2012 to September 28, 2012 (Predecessor).
(2)	Other product related revenues represents licensing and royalty related revenues from profit sharing agreements.

Note 21—Restructuring costs:

2014

Subsequent to the Par Sterile Acquisition, we eliminated approximately 25 redundant positions within Par Pharmaceutical and accrued severance and other employee-related costs for those employees affected by the workforce reduction in the first quarter of 2014.

($ in thousands)				Non-cash
				charge related to
				inventory	Reversals,	Liabilities at
	Initial	Additional	Cash	and/or intangible	reclass or	December 31,
Restructuring activities (Par Sterile)	charge	charge	payments	assets	transfers	2014
Severance and employee benefits to be paid in cash	$1,146	$3,527	$(2,686)	$—	$—	$1,987

Total restructuring costs line item	$1,146	$3,527	$(2,686)	$—	$—	$1,987

Due to the change in our product development strategy, we eliminated approximately 44 redundant positions within our Irvine location and accrued severance and other employee-related costs for these employees affected by the workforce reduction.

($ in thousands)				Non-cash
				charge related to
				inventory	Reversals,	Liabilities at
	Initial	Additional	Cash	and/or intangible	reclass or	December 31,
Restructuring activities (Irvine)	charge	charge	payments	assets	transfers	2014
Severance and employee benefits to be paid in cash	$740	$—	$(127)	$—	$—	$613

Total restructuring costs line item	$740	$—	$(127)	$—	$—	$613

2013

In January 2013, we initiated a restructuring of Par Specialty, our branded pharmaceuticals division, in anticipation of entering into a settlement agreement and corporate integrity agreement that terminated the U.S. Department of Justice’s ongoing investigation of Par Specialty’s marketing of Megace® ES. We reduced our Par Specialty workforce by approximately 70 people, with the majority of the reductions in the sales force. The remaining Par Specialty sales force has been reorganized into a single sales team of approximately 60 professionals that focus their marketing efforts principally on Nascobal® Nasal Spray. In connection with these actions, we incurred expenses for severance and other employee-related costs as well as the termination of certain contracts. There were no remaining liabilities at December 31, 2014 on the consolidated balance sheet.

($ in thousands)			Non-cash
			charge related to
			inventory	Reversals,	Liabilities at
	Initial	Cash	and/or intangible	reclass or	December 31,
Restructuring activities	charge	payments	assets	transfers	2014
Severance and employee benefits to be paid in cash	$1,413	$(1,409)	$—	$(4)	$—
Asset impairments and other	403	—	(403)	—	—

Total restructuring costs line item	$1,816	$(1,409)	$(403)	$(4)	$—

Note 22—Subsequent events:

Refer to Note 6 —“Pending acquisitions as of December 31, 2014” for acquisitions completed in January 2015.

In February 2015, the Company amended its existing Credit Agreement, which included new borrowings in an aggregate principal amount of $425.0 million. These new borrowings, along with cash on hand, were used to pay a $494.3 million cash dividend to the stockholders of Holdings. Pursuant to the terms of the Sky Growth Holdings Corporation 2012 Equity Incentive Plan, stock option holders are entitled to antidilution protection upon equity restructurings as defined ASC 718, including a recapitalization through a large nonrecurring dividend as noted above. The form of such antidilution protection is at the discretion of the Holdings Board of Directors acting as the Plan Administrator. Accordingly, the Plan Administrator provided each stock option holder the required antidilution protection either through a dividend-equivalent payment, a reduction of the exercise price of the applicable stock option awards or a combination thereof. The dividend-equivalent payments were approximately $36.5 million. In connection with dividend-equivalent payments related to unvested stock option awards, the Company expects to record a charge to accelerate a portion of unrecognized compensation expense in the first quarter of 2015. In addition, a special discretionary dividend-equivalent bonus was paid to certain employees granted awards under the Long-term Cash Incentive Award Agreement with Holdings of approximately $4.2 million, which the Company expects to record as compensation expense in the first quarter of 2015. The Company also incurred related financing fees and expenses totaling $7.7 million in connection with the new borrowings.